UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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RealPage, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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REALPAGE, INC.
Notice of Annual Meeting of Stockholders
June 1, 2011
TO THE STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of RealPage, Inc., a Delaware corporation (the “Company,” “we” or “us”), will be held on June 1, 2011, at 10:00 a.m. local time, at our principal executive offices located at 4000 International Parkway, Carrollton, Texas 75007 for the following purposes as more fully described in the Proxy Statement accompanying this Notice:
1.	To elect each of Mr. Alfred R. Berkeley, III and Mr. Peter Gyenes to the board of directors for a term of three years.
2.	To ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.
3.	To consider and approve an advisory (non-binding) proposal concerning our executive compensation program.
4.	To consider and approve an advisory (non-binding) proposal concerning the frequency of stockholder votes on our executive compensation program.
5.	To transact such other business as may properly come before the meeting or any adjournment thereof.
Only stockholders of record at the close of business on April 4, 2011, are entitled to receive notice of and to vote at the meeting.
All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote by completing, signing and dating your proxy card and mailing it in the postage-prepaid envelope enclosed for that purpose by following the instructions on the proxy card. Voting by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the proxy card if you received a paper copy of the proxy materials.
Stockholders attending the Annual Meeting may vote in person even if they have submitted a proxy. However, if you have submitted a proxy and wish to vote at the Annual Meeting, you must notify the inspector of elections of your intention to revoke the proxy you previously submitted and instead vote in person at the Annual Meeting. If your shares are held in the name of a broker, trustee, bank or other nominee, please bring a proxy from the broker, trustee, bank or other nominee with you to confirm you are entitled to vote the shares.
The 2011 Proxy Statement and 2010 Annual Report to Stockholders are included with this notice and are also available at http://investor.realpage.com/.

Sincerely,
/s/ Margot Lebenberg
Margot Lebenberg
Executive Vice President, Chief Legal
Officer and Secretary
Carrollton, Texas
April 25, 2011

REALPAGE, INC.
Proxy Statement
For the
2011 Annual Meeting of Stockholders

REALPAGE, INC.
4000 International Parkway
Carrollton, Texas 75005
(972) 820-3000
PROXY STATEMENT
FOR THE
2011 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our annual meeting of stockholders, which will be held at our principal executive offices located at 4000 International Parkway, Carrollton, Texas 75007 on June 1, 2011, at 10:00 a.m. local time. On April 25, 2011, we began mailing to stockholders of record this proxy statement and proxy card.
INFORMATION CONCERNING SOLICITATION AND VOTING
General
The board of directors of RealPage, Inc., a Delaware corporation (the “Company”, “we” or “us”), has delivered printed versions of proxy materials to you by mail, in connection with the board of directors’ solicitation of proxies for use at the Company’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 1, 2011, at 10:00 a.m. local time or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. Proxy materials are also available to you on the Internet at http://investor.realpage.com. The Annual Meeting will be held at our principal executive offices located at 4000 International Parkway, Carrollton, Texas 75007. Our telephone number is (972) 820-3000.
Householding of Annual Meeting Materials
Some brokers and other nominee record holders may be participating in the practice of “householding” proxy materials, proxy statements and annual reports. This means that only one (1) copy of the proxy materials may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of any of these documents to any stockholder who contacts our investor relations department at 4000 International Parkway, Carrollton, Texas 75007, (972) 820-3773, requesting such copies. If a stockholder is receiving multiple copies of the proxy materials or the printed versions of such other accounts at the stockholder’s household and would like to receive a single copy of these documents for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or our investor relations department to request mailing of a single copy of any of these documents.
Record Date; Outstanding Shares
Stockholders of record at the close of business on April 4, 2011 (the “Record Date”) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 69,759,674 shares of our common stock, $0.001 par value, were issued and 69,527,371 were outstanding.
Voting and Solicitation
Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal that comes before the Annual Meeting. In the election of directors, each stockholder will be entitled to vote for two nominees and the two nominees with the greatest number of votes will be elected.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote by completing, signing and mailing the proxy card enclosed herewith in the postage-prepaid envelope provided for that purpose. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the proxy card.
The cost of this solicitation will be borne by us. We may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation materials to beneficial owners. Proxies may be solicited by certain of our directors, officers and other employees, without additional compensation, personally, by telephone or by email.
Treatment of Abstentions and Broker Non-Votes
Abstentions will be counted for purposes of determining (i) either the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). Accordingly, abstentions will have no effect on the election of directors in Proposal One.
While broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. A broker non-vote will not affect the outcome of the voting on Proposals One, Two, Three or Four.
A broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (such as the ratification of our independent registered public accounting firm in Proposal Two), or if you provide instructions on how to vote by following the instructions provided to you by your broker.
Revocability of Proxies
Proxies given pursuant to this solicitation may be revoked at any time before they have been used. You may change or revoke your proxy by delivering a written notice of revocation to the Secretary of the Company or by completing a new proxy card bearing a later date (which automatically revokes the earlier proxy instructions). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request by notifying the inspector of elections of your intention to revoke your proxy and voting in person at the Annual Meeting.
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
Our stockholders may submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of stockholders to be held in 2012 by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be considered for inclusion in our proxy materials for the annual meeting of stockholders to be held in 2012, stockholder proposals must be received by the Secretary of the Company no later than December 27, 2011, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
In addition, our bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in our proxy statement. For director nominations or other business to be properly brought before our 2012 annual meeting by a stockholder, such stockholder must deliver written notice to the Secretary of the Company at our principal executive office no later than March 11, 2012, and no earlier than February 10, 2012. If the date of our 2012 annual meeting is advanced by more than 30 calendar days or delayed by more than 60 calendar days from the first anniversary date of the 2011 Annual Meeting, your notice of a proposal will be timely if it is received by us no earlier than the close of business on the 120th day prior to the 2012 annual meeting and not later than later of the close of business on the 90th day before the 2012 annual meeting or the tenth day following the day we publicly announce the date of the 2012 annual meeting.
The proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority on such matter should the stockholder proposal come before the 2012 annual meeting.
A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to the Secretary of the Company. All notices of proposals and director nominations by stockholders should be sent to RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, Attention: Corporate Secretary.

PROPOSAL ONE:
ELECTION OF DIRECTORS
General
Our board of directors is currently comprised of six members divided into three classes with staggered three-year terms. There are currently two directors in Class I, two directors in Class II and two directors in Class III. The terms of office of the Class I directors, Mr. Alfred R. Berkeley, III and Mr. Peter Gyenes, will expire at the Annual Meeting and Mr. A. Berkeley and Mr. Gyenes will stand for re-election to the board of directors at the Annual Meeting. The terms of office of the Class II directors, Mr. Jeffrey T. Leeds and Mr. Richard M. Berkeley, will expire at the 2012 annual meeting. The terms of office of the Class III directors, Mr. Stephen T. Winn and Mr. Jason A. Wright, will expire at the 2013 annual meeting. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the number of our directors will be fixed from time to time by a resolution of the majority of our board of directors. Nine directors are currently authorized.
Required Vote and Recommendation of the Board of Directors for Proposal One
The nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors shall be elected to the board of directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. Cumulative voting is not permitted by our certificate of incorporation.
Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. Our board of directors recommends that stockholders vote FOR the nominees listed below.
Nominees for Election as Class I Directors at the Annual Meeting
Our nomination and governance committee, consisting solely of independent directors as determined under applicable NASDAQ listing standards, recommended the two individuals set forth in the table below for nomination by our full board of directors. Based on such recommendations, our board of directors nominated such directors for election at the Annual Meeting as Class I directors to serve for a term expiring at the 2014 annual meeting of stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal. The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of the Record Date, current principal occupation and business experience.

			Director
Name of Nominee	Age	Position and Offices Held with RP	Since
Alfred R. Berkeley, III (1)(2)	66	Director	2003
Peter Gyenes (1) (2) (3)	65	Director	2010

(1)	Member of audit committee

(2)	Member of compensation committee

(3)	Member of nomination and governance committee

Alfred R. Berkeley, III has served as a member of our board of directors since December 2003, as Chairman of our audit committee since January 2004, and as a member of our compensation committee since January 2004. Mr. Berkeley currently serves as the Chairman of Pipeline Financial Group, Inc., the parent of Pipeline Trading Systems LLC, a block trading brokerage service, which he joined in December 2003. From December 2003 to March 2010, Mr. Berkeley also served as the Chief Executive Officer of Pipeline Financial Group, Inc. He also serves as Acting Chairman of the National Infrastructure Advisory Council for the President of the United States, a trustee of Johns Hopkins University and a member of the Johns Hopkins University Applied Physics Laboratory, LLC. He formerly served as Vice Chairman of the Nomination Evaluation Committee for the National Medal of Technology and Innovation, which makes candidate recommendations to the Secretary of Commerce. He was appointed Vice Chairman of the NASDAQ Stock Market, Inc. in July 2000, serving through July 2003, and served as President of NASDAQ from 1996 until 2000. From 1972 to 1996, Mr. Berkeley served in a number of capacities at Alex. Brown & Sons Incorporated, which was acquired by Bankers Trust New York Corporation and later by Deutsche Bank AG. Most recently, he was Managing Director in the corporate finance department where he financed computer software and electronic commerce companies. He joined Alex. Brown & Sons Incorporated as a Research Analyst in 1972 and became a general partner in 1983. From 1985 to 1987, he served as Head of Information Services for the firm. From 1988 to 1990, Mr. Berkeley took a leave of absence from Alex. Brown & Sons Incorporated to serve as President and Chief Executive Officer of Rabbit Software Inc., a public telecommunications software company. He served as a captain in the United States Air Force and a major in the United States Air Force Reserve. Mr. Berkeley also served as a director of Webex Communications, Inc., which was acquired by Cisco Systems, Inc. (NASDAQ: CSCO) in May 2007.
Mr. Berkeley also served as a director of Kintera, Inc. until May 2008, when it was acquired by Blackbaud, Inc. (NASDAQ: BLKB). Mr. Berkeley served as a director of the National Research Exchange, Inc., a registered broker dealer, until it ceased operations in December 2007. Mr. Berkeley currently serves on the board of directors of ACI Worldwide, Inc. (NASDAQ: ACIW), EDGAR Online, Inc. (NASDAQ: EDGR) and Fortegra Financial Corporation (NYSE: FRF), an insurance services company that provides distribution and administration services and insurance-related products to insurance companies, insurance brokers and agents and other financial services companies in the United States. Mr. Berkeley also serves as a director of several private companies. Mr. Berkeley received his B.A. in English from the University of Virginia and his M.B.A. from The Wharton School of the University of Pennsylvania. We believe Mr. Berkeley’s qualifications to serve on our board of directors include his extensive experience in corporate finance and securities matters, including his experience as Chief Executive Officer of various companies and his leadership positions with the NASDAQ Stock Market, Inc., and his knowledge gained from service on the boards of various public and private companies and federal committees. Mr. Berkeley has served as our lead independent director since February 2011.
Peter Gyenes has served as a member or our board of directors since January 2010, as Chairman of our compensation committee since February 2010, as a member of our audit committee since February 2010, and as a member of our nominating and governance committee since February 2010. Mr. Gyenes has served as the non-executive Chairman of the board of directors of Sophos plc, a global security software company, since March 2006. Mr. Gyenes served as Chairman and Chief Executive Officer of Ascential Software Corporation (NASDAQ: ASCL), a market leader in data integration software, and its predecessor companies VMark Software, Ardent Software and Informix from 1996 until it was acquired by International Business Machines Corporation in 2005. Mr. Gyenes served on the board of directors of Netezza Corporation (NYSE: NZ) from 2008 until it was acquired by International Business Machines Corporation in 2010. He currently serves on the boards of directors of IntraLinks Holdings, Inc. (NYSE: IL), Lawson Software, Inc. (NASDAQ: LWSN), Pegasystems Inc. (NASDAQ: PEGA) and VistaPrint Limited (NASDAQ: VPRT), as well as several private companies, and serves as trustee emeritus of the Massachusetts Technology Leadership Council. Mr. Gyenes previously served on the board of directors of webMethods Inc. (NASDAQ: WEBM) (acquired by Software AG Darmstadt) from 2005 to 2007, Applix, Inc. (NASDAQ: APLX) (acquired by Cognos, Inc.) from 2000 to 2007 and BladeLogic, Inc. (NASDAQ: BLOG) (acquired by BMC Software, Inc.) from 2006 to 2008. Mr. Gyenes received his B.A.

in mathematics and his M.B.A. in marketing from Columbia University. We believe Mr. Gyenes’ qualifications to serve on our board of directors include his experience as the Chief Executive Officer of a publicly traded company, his knowledge gained from service on the boards of various public and private companies and his more than 40 years of experience in technology, sales, marketing and general management positions within the computer systems and software industry.
INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE
CONTINUE AFTER THE ANNUAL MEETING
The following sets forth information concerning the directors whose terms of office continue after the Annual Meeting, including information as to each director’s age as of the Record Date, current principal occupation and business experience.

			Director
Name of Director	Age	Position and Offices Held with RP	Since
Jeffrey T. Leeds (3)	55	Director	1999
Richard M. Berkeley (2) (3)	58	Director	2005
Stephen T. Winn	64	Chairman of the Board of Directors and Chief Executive Officer	1998
Jason A. Wright (1) (2) (3)	39	Director	2003

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nomination and Governance Committee
Class II Directors (Terms Expire in 2012)
Jeffrey T. Leeds has served as a member of our board of directors and a member of our nominating and governance committee since December 1999. He is President and Co-Founder of Leeds Equity Partners, LLC, which he co-founded in 1993, a private equity firm that focuses on the education, information services and training industries. Prior to co-founding Leeds Equity Partners, Mr. Leeds spent seven years specializing in mergers and acquisitions and corporate finance at Lazard Freres & Co. LLC, a subsidiary of Lazard Group LLC. Prior to joining Lazard Freres & Co. LLC, Mr. Leeds served as a law clerk to the Hon. William J. Brennan, Jr. of the Supreme Court of the United States during the 1985 October Term. Mr. Leeds also worked in the corporate department of the law firm of Cravath, Swaine & Moore LLP in New York after graduating from law school. Mr. Leeds currently serves on the board of directors of Education Management Corporation (NASDAQ: EDMC), Instituto de Banca y Comercio and SeatonCorp. and as a Trustee on the United Federation of Teacher’s Charter School Board in New York City. Mr. Leeds received his B.A. in history summa cum laude from Yale University and his J.D. from Harvard Law School. He was also a Marshall Scholar at the University of Oxford. We believe Mr. Leeds’ qualifications to serve on our board of directors include his extensive business and legal experience in corporate finance and his knowledge gained from service on the boards of various public and private companies.
Richard M. Berkeley has served as a member of our board of directors since December 2005, as a member of each of our compensation committee and nominating and governance committee since May 2007 and as Chairman of our nominating and governance committee since February 2010. Mr. Berkeley is a member of Camden Partners Holdings, LLC, where he focuses on investments in the business and financial services, health care and education markets for the firm. Prior to joining Camden Partners in October 2002, Mr. Berkeley spent 19 years with Alex. Brown & Sons Incorporated and its successor organizations, Bankers Trust New York Corporation and Deutsche Bank Securities Inc., where he was responsible for the origination, structuring and consummation of private equity financings for public and private companies. He currently serves on the board of directors of a number of private companies, educational institutions and charitable organizations. Mr. Berkeley served as an officer in the United States

Air Force between 1974 and 1976. He received his B.A. in history, J.D. and M.B.A. from the University of Virginia. We believe Mr. Berkeley’s qualifications to serve on our board of directors include his extensive business experience and knowledge in equity financings.
Class III Directors (Terms Expire in 2013)
Stephen T. Winn has served as our Chief Executive Officer, Chairman of the Board and a member of our board of directors since November 1998. From November 1998 to December 2009, Mr. Winn also served as our President. From January 1998 to March 1999, Mr. Winn served in various executive positions, including President of Research Institute of America, a provider of information services to the accounting industry and a wholly owned subsidiary of Thomson Reuters Corporation. From June 1969 to January 1998, Mr. Winn served as President and Chief Executive Officer of Computer Language Research Inc., a publicly traded company focused on tax compliance, tax research and accounting software, which was acquired by Thomson Reuters Corporation. Mr. Winn is a member of the board of directors of the National Multi Housing Council. In January 2002, he was one of twenty-five people recognized by the National Apartment Association as a leader in the multi-family industry. Mr. Winn received his B.S. in electrical engineering from The University of Texas at Austin and his M.S. in management science from Stanford University. In addition to Mr. Winn’s role as our Chief Executive Officer, we believe Mr. Winn’s qualifications to serve on our board of directors include his previous service in executive positions at various public and private technology companies and his extensive experience in the multi-family rental housing industry.
Jason A. Wright has served as a member or our board of directors since December 2003, as a member of our compensation committee since October 2006, a member of our audit committee since January 2004 and a member of our nominating and governance committee since February 2010. Mr. Wright is a partner in the Tech & Telecom Group at Apax Partners LLC, where he focuses primarily on investments in enterprise software and technology-enabled services. Prior to joining Apax in 2000, Mr. Wright served in a variety of roles at General Electric Capital Corporation, a subsidiary of General Electric Corporation, including the evaluation and execution of investment opportunities for the Technology Ventures Group, and Mr. Wright was also a consultant at Andersen Consulting, now Accenture plc. Mr. Wright currently serves on the board of directors of various private companies. Mr. Wright received his B.A. in economics from Tufts University and his M.B.A. in finance from The Wharton School of the University of Pennsylvania. We believe Mr. Wright’s qualifications to serve on our board of directors include his extensive business and financial experience related to enterprise software and technology-enabled services companies.

SECURITY OWNERSHIP
The following table sets forth information regarding ownership of our common stock as of April 4, 2011, the Record Date, by (a) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our outstanding common stock, (b) each of our directors and nominees for director, (c) each of our named executive officers and (d) all directors and executive officers as a group.
Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after April 4, 2011. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after April 4, 2011 are included for that person or group but not the stock options of any other person or group. Percentage of beneficial ownership is based on the shares of common stock outstanding as of April 4, 2011. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Number of	Approximate
	Shares	Percentage of
	Beneficially	Common Stock
Name and Address of Beneficial Owner(1)	Held	Outstanding
5% Stockholders:
Entities affiliated with Apax Excelsior VI, L.P. (2)	8,005,919	11.5%
Entities affiliated with Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC (3)	6,608,460	9.5
Entities affiliated with Stephen T. Winn (4)	27,560,100	39.6
Named Executive Officers, Directors and Nominees:
Stephen T. Winn (4)	27,560,100	39.6
Timothy J. Barker (5)	502,886	*
Dirk D. Wakeham (6)	238,181	*
Margot Lebenberg (7)	50,877	*
Ashley Chaffin Glover (8)	229,000	*
Alfred R. Berkeley, III (9)	122,673	*
Richard M. Berkeley (10)	1,973,669	2.8
Peter Gyenes (11)	25,173	*
Jeffrey T. Leeds (12)	1,382,407	2.0
Jason A. Wright (13)	8,009,426	11.5
All executive officers and directors as a group (11 people) (14)	40,198,892	57.0

(1)	Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise noted below, the address of each person listed on the table is c/o RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007.

(2)	Represents 6,841,064 shares held by Apax Excelsior VI, L.P., 558,811 shares held by Apax Excelsior VI-A C.V., 372,272 shares held by Apax Excelsior VI-B C.V. and 233,772 shares held by Patricof Private Investment Club III, L.P. Apax Managers, Inc., or Apax Managers, is the general partner of Apax Excelsior VI Partners, L.P., or Apax Excelsior VI Partners, which is the general partner of each of Apax Excelsior VI, L.P., Apax Excelsior VI-A C.V., Apax Excelsior VI-B C.V. and Patricof Private Investment Club III, or the Apax Funds. John F. Megrue is the sole director of Apax Managers, Inc. and may be deemed to have voting and dispositive power over the shares held by the Apax Funds. Mr. Megrue disclaims beneficial ownership over the shares held by the Apax Funds except to the extent of his pecuniary interest therein. The address of the Apax Funds and their affiliated entities and individuals is 601 Lexington Avenue, New York, New York 10022. For a discussion of our material relationships with the Apax Funds and affiliated entities, see “Certain Relationships and Related Party Transactions.”

(3)	Represent 6,607,560 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly- owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and 900 shares beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 6,607,560 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 900 shares and sole power to vote or to direct the voting of 0 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above.

(4)	Represents 20,442,475 shares held by Seren Capital, Ltd., 75,000 shares held by Seren Catalyst, L.P., 465,625 shares held by Stephen T. Winn 1996 Family LPA, 5,424,500 shares held by Stephen T. Winn, of which 46,875 are subject to forfeiture to us, which forfeiture restriction lapses as to an additional 3,125 shares on the first day of each calendar quarter, provided that Mr. Winn remains our service provider on each such applicable date, 3,750 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Winn that are fully vested and exercisable within 60 days of April 4, 2011, and 1,152,500 shares held by Melinda G. Winn and Stephen T. Winn, as trustees of the Melinda G. Winn 2010 QTIP Trust. Stephen T. Winn is the sole manager and president of Seren Capital Management, L.L.C., which is the general partner of Seren Capital, Ltd. and Seren Catalyst, L.P., or the Seren Partnerships and, by virtue of this relationship, has sole voting and dispositive power over the shares held by the Seren Partnerships. Mr. Winn is the general partner of the Stephen T. Winn 1996 Family LPA and has voting and dispositive power over the shares held by the Stephen T. Winn 1996 Family LPA. Stephen T. Winn and Melinda G. Winn are trustees of the Melinda G. Winn 2010 QTIP Trust and share voting and dispositive power over the shares held by the Melinda G. Winn 2010 QTIP Trust. For a discussion of our material relationships with Mr. Winn and his affiliated entities, see “Certain Relationships and Related Party Transactions.”

(5)	Represents 150,262 shares held by Timothy J. Barker, of which 32,813 are subject to forfeiture to us, which forfeiture restriction lapses as to an additional 2,187.5 shares on the first day of each calendar quarter, provided that Mr. Barker remains our service provider on each such applicable date, and 352,624 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Barker that are fully vested and exercisable within 60 days of April 4, 2011. For a discussion of our material relationships with Mr. Barker, see “Certain Relationships and Related Party Transactions.”

(6)	Represents 20,000 shares held by Dirk D. Wakeham, of which 18,750 are subject to forfeiture to us, which forfeiture restriction lapses as to an additional 1,250 shares on the first day of each calendar quarter provided, that Mr. Wakeham remains our service provider on each such applicable date, and 218,181 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Wakeham that are fully vested and exercisable within 60 days of April 4, 2011.

(7)	Represents 14,752 shares held by Margot Lebenberg, of which 14,063 are subject to forfeiture to us, which forfeiture restriction lapses as to an additional 937.5 shares on the first day of each calendar quarter provided, that Ms. Lebenberg remains our service provider on each such applicable date, and 36,125 shares issuable upon the exercise of options to purchase shares of our common stock held by Ms. Lebenberg that are fully vested and exercisable within 60 days of April 4, 2011.

(8)	Represents 20,000 shares held by Ashley Chaffin Glover, of which 18,750 are subject to forfeiture to us, which forfeiture restriction lapses as to an additional 1,250 shares on the first day of each calendar quarter provided, that Ms. Chaffin Glover remains our service provider on each such applicable date, and 209,000 shares issuable upon the exercise of options to purchase shares of our common stock held by Ms. Chaffin Glover that are fully vested and exercisable within 60 days of April 4, 2011.

(9)	Represents 80,173 shares held by Alfred R. Berkeley, III, of which 9,896 are subject to a repurchase right held by us which lapses with respect to an additional 520.8 shares on the last day of each calendar month provided, that Mr. A. Berkeley remains a director on each such applicable date, and 8,841 are subject to forfeiture to us, which forfeiture restriction lapses as to an additional 552.5 shares on the first day of each calendar quarter and as to 1,666.5 shares on April 1, 2014, provided that Mr. A. Berkeley remains a director on each such applicable date, and 42,500 held by Muriel Van Dusen Berkeley and Richard M. Berkeley, as Trustees of the 2009 Berkeley Family Resource Trust dated December 11, 2009, or the Berkeley Family Trust. Muriel Van Dusen Berkeley and Richard M. Berkeley are the trustees of the Berkeley Family Trust and share voting and dispositive power over the shares held by the Berkeley Family Trust. By virtue of his relationship with his spouse, Muriel Van Dusen Berkeley, Alfred R. Berkeley may be deemed to share voting and dispositive power over the shares held by the Berkeley Family Trust. Mr. A. Berkeley is an affiliate of a broker-dealer, purchased the securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(10)	Represents 3,507 shares held by Richard M. Berkeley, of which 3,507 are subject to forfeiture to us, which forfeiture restriction lapses as to an additional 219.2 shares on the first day of each calendar quarter, provided that Mr. R. Berkeley remains a director on each such applicable date,1,809,908 shares held by Camden Partners Strategic Fund III, L.P., 75,254 shares held by Camden Partners Strategic Fund III-A, L.P., 42,500 held by Muriel Van Dusen Berkeley and Richard M. Berkeley, as Trustees of the 2009 Berkeley Family Resource Trust dated December 11, 2009 and 42,500 held by Richard M. Berkeley, as Trustee of the Alfred and Muriel Berkeley Survivorship Trust dated December 1, 2005. Camden Partners Strategic Manager, LLC, or Camden Partners Strategic Manager, is the managing member of Camden Partners Strategic III, LLC, or Camden Partners Strategic III, which is the general partner of each of Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P., or the Camden Funds. Because Richard M. Berkeley is a managing member of Camden Partners Strategic Manager, Camden Partners Strategic Manager is the managing member of Camden Partners Strategic III and Camden Partners Strategic III is the general partner of each of the Camden Funds, Mr. R. Berkeley may be deemed to have voting and dispositive power over the shares held by the Camden Funds. Mr. R. Berkeley and Muriel Van Dusen Berkeley are the trustees of the 2009 Berkeley Family Resource Trust dated December 11, 2009, or the Berkeley Family Trust, and share voting and dispositive power over the shares held by the Berkeley Family Trust along with Alfred R. Berkeley, who may be deemed to share voting and dispositive power over the shares held by the Berkeley Family Trust by virtue of his relationship with his spouse, Muriel Van Dusen Berkeley. Mr. R. Berkeley is the trustee of the Alfred and Muriel Berkeley Survivorship Trust dated December 1, 2005, or the Berkeley Survivorship Trust, and has voting and dispositive power over the shares held by the Berkeley Survivorship Trust. Mr. R. Berkeley disclaims beneficial ownership of shares held by the Berkeley Family Trust and the Berkeley Survivorship Trust, except to the extent of any pecuniary interest therein. Mr. R. Berkeley is an affiliate of a broker-dealer, purchased the securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The address of the Camden Funds and their affiliated entities and individuals is 500 E. Pratt Street, Suite 1200, Baltimore, Maryland 21202. For a discussion of our material relationships with Camden Partners and its affiliated entities, see “Certain Relationships and Related Party Transactions.” The Camden Funds are not affiliated with Camden Property Trust.

(11)	Represents 15,000 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Gyenes that are fully vested and exercisable within 60 days of April 4, 2011 and 10,173 restricted shares of our common stock, of which 8,841 are subject to forfeiture to us, which forfeiture restriction lapses as to an additional 552.5 shares on the first day of each calendar quarter and as to 1,666.5 shares on April 1, 2014, provided that Mr. Gyenes remains a director on each such applicable date.

(12)	Represents 3,507 shares held by Jeffrey T. Leeds, of which 3,507 are subject to forfeiture to us, which forfeiture restriction lapses as to an additional 219.2 shares on the first day of each calendar quarter, provided that Mr. Leeds remains a director on each such applicable date, 329,204 shares held by Advance Capital Offshore Partners, L.P. and 1,049,696 shares held by Advance Capital Partners, L.P. Because Mr. Leeds is a member of Advance Capital Management, LLC, which is the general partner of Advance Capital Associates, L.P., which is the general partner of Advance Capital Partners, L.P. and Advance Capital Offshore Associates, LDC, which is the general partner of Advance Capital Offshore Partners, L.P., Mr. Leeds may be deemed to have voting and dispositive power of the shares held by Advance Capital Offshore Partners, L.P. and Advance Capital Partners, L.P. Mr. Leeds is an affiliate of a broker-dealer, purchased the securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The address of the Advance Capital Funds and their affiliated entities and individuals is 350 Park Avenue, 23rd Floor, New York, New York 10022. For a discussion of our material relationships with Mr. Leeds, see “Certain Relationships and Related Party Transactions.”

(13)	Represents 3,507 shares held by Jason A. Wright, of which 3,507 are subject to forfeiture to us, which forfeiture restriction lapses as to an additional 219.2 shares on the first day of each calendar quarter, provided that Mr. Wright remains a director on each such applicable date, 6,841,064 shares held by Apax Excelsior VI, L.P., 558,811 shares held by Apax Excelsior VI-A C.V., 372,272 shares held by Apax Excelsior VI-B C.V. and 233,772 shares held by Patricof Private Investment Club III, L.P. Apax Managers, Inc., or Apax Managers, is the general partner of Apax Excelsior VI Partners, L.P., or Apax Excelsior VI Partners, which is the general partner of each of Apax Excelsior VI, L.P., Apax Excelsior VI-A C.V., Apax Excelsior VI-B C.V. and Patricof Private Investment Club III, or the Apax Funds. John F. Megrue is the sole director of Apax Managers, Inc. and may be deemed to have voting and dispositive power over the shares held by the Apax Funds. Mr. Megrue disclaims beneficial ownership over the shares held by the Apax Funds except to the extent of his pecuniary interest therein. The address of the Apax Funds and their affiliated entities and individuals is 601 Lexington Avenue, New York, New York 10022. For a discussion of our material relationships with the Apax Funds and affiliated entities, see “Certain Relationships and Related Party Transactions.”

(14)	Consists of 5,726,631 shares held of record by our directors and executive officers, of which 9,896 shares are subject to a repurchase right held by us that lapses with respect to an additional 520.8 shares on the last day of each calendar month provided that Mr. A. Berkeley remains one of our directors on each such applicable date, 158,308 are subject to forfeiture to us, which forfeiture restriction lapses as to an additional 219.2 shares on the first day of each calendar quarter, provided that Mr. Wright remains one of our directors on each such applicable date, as to an additional 3,125 shares on the first day of each calendar quarter, provided that Mr. Winn remains our service provider on each such applicable date, as to an additional 2,187.5 shares on the first day of each calendar quarter, provided that Mr. Barker remains our service provider on each such applicable date, as to an additional 1,250 shares on the first day of each calendar quarter, provided that Mr.

Wakeham remains our service provider on each such applicable date, as to an additional 973.5 shares on the first day of each calendar quarter, provided that Ms. Lebenberg remains our service provider on each such applicable date, as to an additional 1,250 shares on the first day of each calendar quarter, provided that Ms. Chaffin Glover remains our service provider on each such applicable date, as to an additional 552.5 shares on the first day of each calendar quarter and 1,666.5 shares on April 1, 2014, provided that Mr. A. Berkeley remains one of our directors on each such applicable date, as to an additional 219.2 shares on the first day of each calendar quarter, provided that Mr. R. Berkeley remains one of our directors on each such applicable date, as to an additional 552.5 shares on the first day of each calendar quarter and 1,666.5 shares on April 1, 2014, provided that Mr. Gyenes remains one of our directors on each such applicable date, and as to an additional 219.2 shares on the first day of each calendar quarter, provided that Mr. Leeds remains one of our directors on each such applicable date, 971,680 shares issuable upon the exercise of options held by our directors and executive officers that are fully vested and exercisable within 60 days of April 4, 2011 and 33,500,581 shares held by entities over which our directors and executive officers may be deemed to have voting or dispositive power.

CORPORATE GOVERNANCE
Board Leadership Structure
Our board of directors believes that our Chief Executive Officer, Stephen T. Winn, is best situated to serve as Chairman because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Our independent directors have different perspectives and roles in strategic development. Our independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise. Our board of directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance. Mr. Alfred R. Berkeley, III serves as our lead independent director. Our lead independent director is responsible for coordinating activities of our other independent directors and performing various other duties as directed by our board of directors.
Risk Oversight
Our board of directors oversees risk management in a number of ways. Our audit committee oversees the management of financial and accounting related risks as an integral part of it duties. Similarly, our compensation committee considers risk management when setting the compensation policies and programs for our executive officers and other employees. Our full board of directors receives reports on various risk related items at each of its regular meetings including risks related to intellectual property, taxes, products and employees. Our board of directors also receives periodic reports on our efforts to manage such risks through safety measures, insurance or self-insurance.
Director Independence
Under the listing requirements of the NASDAQ Stock Market, a majority of our board of directors must be comprised of independent directors. Our board of directors has determined that each of Mr. A. Berkeley, Mr. Gyenes, Mr. Leeds, Mr. R. Berkeley and Mr. Wright is independent under applicable NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.
Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and governance committee. Our board of directors has determined that each member of each committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations. Our board of directors has adopted a charter for each committee that is available without charge, upon request in writing to RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, Attn: Chief Legal Officer or on the investor relations portion of our website at http://www.realpage.com. We believe that the composition, charter and functioning of each of our committees comply with the applicable requirements of NASDAQ and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
The table below lists the current membership of each committee and the number of committee meetings held in 2010.

		Compensation	Nominating and
Name of Director	Audit Committee	Committee	Governance Committee
Jeffrey T. Leeds			Member
Alfred R. Berkeley, III	Chairman	Member
Jason A. Wright	Member	Member	Member
Richard M. Berkeley		Member	Chairman
Peter Gyenes	Member	Chairman	Member

Number of meetings held in 2010	7	6	2
The primary responsibilities of each committee are described below.
Audit Committee
Our audit committee is responsible for, among other things:
•	approving the audit and non-audit services to be performed by our independent auditors;
•	evaluating the qualifications, performance and independence of our independent auditors;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures;
•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;
•	preparing the audit committee report required in this prospectus and in our annual proxy statement; and
•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.
Our board of directors has determined that each member of our audit committee meets the requirements for financial literacy and sophistication, and qualifies as an “audit committee financial expert,” under the applicable requirements of NASDAQ and SEC rules and regulations.
Compensation Committee
Our compensation committee is responsible for, among other things:
•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;
•	reviewing and approving the following for our Chief Executive Officer and our other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control arrangements and any other benefits, compensation or arrangements;
•	reviewing the succession planning for our executive officers;
•	reviewing and recommending compensation goals and bonus and stock compensation criteria for our employees;

•	reviewing and recommending compensation programs for outside directors;
•	preparing the compensation discussion and analysis and compensation committee report that the SEC requires in our annual proxy statement;
•	administering, reviewing and making recommendations with respect to our equity compensation plans; and
•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.
Our board of directors has determined that each member of our compensation committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.
Nominating and Governance Committee
Our nominating and governance committee is responsible for, among other things:
•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the board of directors;
•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;
•	overseeing the evaluation of our board of directors and management;
•	recommending members for each board committee to our board of directors;
•	reviewing and monitoring our code of business conduct and ethics and actual and potential conflicts of interest of members of our board of directors and officers; and
•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.
Our nominating and governance committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this Proxy Statement under “Deadline for Receipt of Stockholder Proposals.” When considering a potential director candidate, the nominating and governance committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. The nominating and governance committee also considers issues of diversity, such as education, professional experience and differences in viewpoints and skills. The nominating and governance committee does not have a formal policy with respect to diversity; however, the board of directors and the nominating and governance committee believe that it is important that the members of the board of directors represent diverse viewpoints. The nomination and governance committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. There are no differences in the manner in which the nomination and governance committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. To date, we have not paid any third party to identify or assist in identifying or evaluating potential nominees.

Code of Business Conduct and Ethics
Our board of directors has adopted a code of business conduct and ethics. The code applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), directors and consultants. The full text of our code of business conduct and ethics is posted on the investor relations portion of our website at http://www.realpage.com and is available without charge, upon request in writing to RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, Attn: Chief Legal Officer. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website to the extent and in the manner permitted by Item 5.05 of Form 8-K.
Communications to the Board of Directors
Stockholders may communicate with members of our board of directors by mail addressed to the Chairman, any other individual member of the board, to the full board, or to a particular committee of the board. In each case, such correspondence should be sent to the following address: 4000 International Parkway, Carrollton, Texas 75007, Attention: Corporate Secretary. Correspondence received that is addressed to the members of our board of directors will be reviewed by our Chief Legal Officer or her designee, who will forward such correspondence to the appropriate members of the board.
Board Meetings and Attendance
Our board of directors held a total of 12 meetings during 2010. No director attended fewer than 75% of the total number of meetings of the board and the total number of meetings held by all committees of the board on which such member served.
Director Attendance at Annual Meetings of Stockholders
We encourage, but do not require, our directors to attend our annual stockholders meeting. This annual meeting will be our first as a public company.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since January 1, 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under “Executive Compensation,” and the transactions described below.
2010 Shareholders Agreement
In June 2010, we entered into a Fifth Amended and Restated Shareholders Agreement, or 2010 Shareholders Agreement, with several of our significant stockholders including Stephen T. Winn, individuals and entities affiliated with Mr. Winn, Timothy J. Barker, the Apax Funds, individuals affiliated with the Apax Funds, the Camden Funds, individuals affiliated with the Camden Funds, the Advance

Capital Funds and individuals affiliated with the Advance Capital Funds, including one of our directors, Jeffrey T. Leeds. The 2010 Shareholders Agreement, among other things:
•	provided for the voting of shares with respect to the constituency of our board of directors and our compensation committee and audit committee;
•	provided for the redemption, on certain terms and conditions, of all or any portion of the Series A Convertible Preferred Stock held by Advance Capital and its affiliates;
•	granted our preferred stockholders certain rights of first refusal and co-sale with respect to proposed transfers of our securities by certain stockholders;
•	granted our preferred stockholders a right of first offer with respect to sales of our shares by us, subject to specified exclusions (which exclusions are expected to include the sale of the shares pursuant to this prospectus); and
•	obligated us to deliver periodic financial statements to our major investors.
The 2010 Shareholders Agreement terminated upon completion of our initial public offering.
Stock Options
Certain stock option and restricted stock grants to our non-employee directors are described in “Director Compensation.”
Certain stock option grants to our named executive officers are described in “Executive Compensation — Grants of Plan-Based Awards,” “Executive Compensation — Outstanding Equity Awards at December 31, 2010” and “Executive Compensation — Employment Agreements.”
Employment Arrangements and Indemnification Agreements
We have entered into employment agreements with each of our executive officers that include, among other things, compensation terms, provisions regarding payments upon termination in certain circumstances and confidentiality and non-competition provisions. The employment agreements with our named executive officers are described under “Executive Compensation — Employment Agreements.”
Employment Release Agreement with William Van Valkenberg
On June 8, 2010, we entered into an Employment Release Agreement with William Van Valkenberg, our former Chief Legal Officer. Pursuant to the Employment Release Agreement:
•	Mr. Van Valkenberg’s employment with us terminated on May 11, 2010;
•	from May 11, 2010 through July 31, 2010, Mr. Van Valkenberg continued to serve as a consultant to us providing consulting services as specifically requested;
•	Mr. Van Valkenberg’s options continued to vest through July 31, 2010 and such vested options to purchase 30,000 shares were exercisable through October 29, 2010 and were exercised in full prior to that date;
•	we paid Mr. Van Valkenberg $5,000 for relocation expenses and reimbursed him $14,395.16 for rent due for the balance of the term of his apartment rental in Dallas, Texas;

•	we paid Mr. Van Valkenberg his base salary for a period of six months following May 11, 2010 and up to 40 hours of his accrued and unused vacation balance plus an additional payment of $10,000 for May 31, 2010;
•	to the extent permitted by law, we will indemnify Mr. Van Valkenberg for judgments, fines, settlement payments and expenses in any claim or proceeding to which he is made a party by reason of his performance of the consulting services contemplated by the Employment Release Agreement; and
•	in consideration of the Employment Release Agreement and all payments and benefits paid or accorded to Mr. Van Valkenberg under the Employment Release Agreement, Mr. Van Valkenberg releases us, and our past and present parents, affiliates, subsidiaries, benefit plans, directors, officers, fiduciaries, employees, agents, attorneys, successors and assigns from all claims related in any way to his employment with or separation from us, whether known or unknown or hereafter arising, from the beginning of time up to and including the date of the Employment Release Agreement.
This is not a complete description of the Employment Release Agreement and is qualified by the full text of the Employment Release Agreement with Mr. Van Valkenberg filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC.
Other Transactions with our Significant Stockholders
On April 23, 2010, we declared and paid all dividends accrued and unpaid on outstanding shares of our Series A Convertible Preferred Stock, Series A1 Convertible Preferred Stock and Series B Convertible Preferred Stock through and including March 31, 2010. We issued an aggregate of 342,632 shares of our common stock and promissory notes in an aggregate principal amount of $435,226.65 to our holders of such series of convertible preferred stock in payment of this dividend, including 157,164 shares of our common stock and promissory notes in an aggregate principal amount of $188,600.07 to Stephen T. Winn and entities affiliated with Mr. Winn, 770 shares of our common stock and promissory notes in an aggregate principal amount of $1,849.50 to Timothy J. Barker, 125,321 shares of our common stock and promissory notes in an aggregate principal amount of $150,389.28 to the Apax Funds, 35,247 shares of our common stock and promissory notes in an aggregate principal amount of $42,296.88 to the Advance Capital Funds, 540 shares of our capital stock and promissory notes in an aggregate principal amount of $649.46 to Jeffrey T. Leeds, one of our directors, and 22,189 shares of our common stock and promissory notes in an aggregate principal amount of $48,825.77 to the Camden Funds. We repaid all amounts outstanding under the promissory notes issued in this dividend upon completion of our initial public offering.
On August 17, 2010, we paid all dividends accrued and unpaid on outstanding shares of our Series A Convertible Preferred Stock, Series A1 Convertible Preferred Stock and Series B Convertible Preferred Stock for the period from April 1, 2010 through August 17, 2010 in connection with the conversion of our convertible preferred stock and in accordance with the terms of our certificate of incorporation. We issued an aggregate amount of 524,204 shares of common stock and paid cash in an aggregate amount of $666,250 to our holders of such series of convertible preferred stock in payment of this dividend, including 241,820 shares of our common stock and cash in an aggregate amount of $290,190 to Stephen T. Winn and entities affiliated with Mr. Winn, 1,189 shares of our common stock and cash in an aggregate amount of $2,860 to Timothy J. Barker, 190,407 shares of our common stock and cash in an aggregate amount of $228,501 to Apax Funds, 53,552 shares of our common stock and cash in an aggregate amount of $64,266 to the Advance Capital Funds, 820 shares of our common stock and cash in an aggregate amount of $988 to Jeffrey T. Leeds, one of our directors, and 34,270 shares of our common stock and cash in an aggregate amount of $75,414 to the Camden Funds.

Other Relationships
We employ Chris Winn, a son of Stephen T. Winn. In 2010, we paid Chris Winn total cash compensation of approximately $140,000. On November 8, 2010, we granted Chris Winn an option to purchase 3,000 shares of our common stock at an exercise price per share of $27.18 per share and a restricted stock award consisting of 2,000 shares of our common stock.
With the exception of Alfred R. Berkeley, III and Richard M. Berkeley, who are brothers, there are no family relationships among any of our directors or executive officers.
Policies and Procedures for Related Party Transactions
As provided by our audit committee charter that became effective upon completion of our initial public offering, our audit committee is responsible for reviewing and approving in advance any related party transaction. Prior to the effectiveness of such audit committee charter, related party transactions were approved by our board of directors. Neither the board of directors nor the audit committee has adopted specific policies or guidelines relating to the approval of related party transactions. The members of our board of directors determine whether to approve a related party transaction in the exercise of their fiduciary duties as directors. Related party transactions have been approved by a majority of the board of directors, including a majority of the disinterested directors with respect to such transaction. Since completion of our initial public offering, the directors who are members of our audit committee determine whether to approve related party transactions in the exercise of their fiduciary duties as directors and members of the audit committee.

DIRECTOR COMPENSATION
Determining Compensation for Non-Employee Directors in 2010
Our compensation committee reviews and makes recommendations to the board regarding the form and amount of compensation for non-employee directors. Directors who are employees of the Company receive no compensation for service on the board. The Company’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active board membership. In 2010, our compensation committee and our board of directors believed that annual compensation for non-employee directors who are not affiliated with any of our major stockholders should consist of both a cash component, designed to compensate members for their service on the board and its committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the board.
Discussion of Director Compensation
In 2010, the annual compensation for our non-employee directors who were not affiliated with any of our major stockholders was comprised of cash compensation in the form of an annual retainer and meeting and committee fees and equity compensation in the form of stock options and restricted stock awards. Each of these components is described below.
Stock Option Grants to Peter Gyenes
On February 25, 2010, we granted Peter Gyenes an option to purchase 60,000 shares of our common stock at an exercise price of $7.50. The stock option vests with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date. In the event of a “change of control,” as defined in the stock option agreement with Mr. Gyenes, all of the options subject to the agreement will become fully vested and exercisable.
Independent Director Compensation Plan
In February 2010, our compensation committee approved the following compensation plan for our independent directors, which became effective April 1, 2010:

Retainer	$6,000 per quarter
Audit committee chair retainer	$4,500 per quarter
Audit committee member (excluding chair) retainer	$3,000 per quarter
Other board committee chair retainer	$3,000 per quarter
Other committee member (excluding chair) retainer	$1,500 per quarter
Annual equity grant	$50,000 restricted stock value(1)

(1)	The forfeiture provision of each annual restricted stock grant will lapse with respect to 5% of the restricted shares subject to the grant each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and the forfeiture provision will lapse with respect to the remaining 25% of the restricted shares subject to the grant on the first day of the next following calendar quarter, subject to the continuous service of the director through each applicable date.

Our stockholders approved the independent director compensation plan in March 2010. The term “independent directors” for purposes of our independent director compensation plan was as defined in our Fifth Amended and Restated Shareholders Agreement, dated as of June 7, 2010, prior to our initial public offering. Following our initial public offering, our board of directors was responsible for defining the term “independent directors” for purposes of our independent director compensation plan.
On May 12, 2010, we issued 6,666 restricted shares of our common stock to each of Alfred R. Berkeley, III and Peter Gyenes pursuant to our independent director compensation plan.
On February 17, 2011, our compensation committee amended our independent director compensation plan as follows:

Retainer	$6,000 per quarter
Audit committee chair retainer	$4,500 per quarter
Audit committee member (excluding chair) retainer	$3,000 per quarter
Other board committee chair retainer	$3,000 per quarter
Other committee member (excluding chair) retainer	$1,500 per quarter
Annual equity grant	$100,000 restricted stock value(1)

(1)	The forfeiture provision of each annual restricted stock grant will lapse with respect to 6.25% of the restricted shares subject to the grant each quarter commencing on the first day of the calendar quarter immediately following the grant date for 16 consecutive quarters, subject to the continuous service of the director through each applicable date.
The term “independent directors” for purposes of our independent director compensation plan, as amended on February 17, 2011, means each of our non-employee directors. The annual equity grants occur automatically on April 1 of each year, beginning April 1, 2011, pursuant to the terms of our 2010 Equity Incentive Plan.
On April 1, 2011, pursuant to our amended independent director compensation plan and the automatic annual restricted stock grant provisions of our 2010 Equity Incentive plan, we issued 3,507 shares of our common stock to each of Alfred R. Berkeley, III, Richard M. Berkeley, Peter Gyenes, Jeffrey T. Leeds and Jason A. Wright.
Director Compensation Table for Year Ended December 31, 2010
The following table sets forth the annual director compensation paid or accrued by us to individuals who were directors during any part of 2010. The table excludes Mr. Stephen T. Winn, who is our Chief Executive Office and who did not receive any compensation from us in his role as director in 2010.

	Fees Earned or	Stock	Option
Name	Paid in Cash	Awards (1)	Awards (1)	Total
Alfred R. Berkeley, III	$48,000	$50,000	$—	$98,000
Richard M. Berkeley	—	—	—	—
Peter Gyenes	40,500	50,000	$222,589	$313,089
Jeffrey T. Leeds	—	—	—	—
Jason A. Wright	—	—	—	—

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 8 of Notes to the Consolidated Financial Statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K for the year ended on December 31, 2010 as filed with the SEC.

EXECUTIVE OFFICERS
Set forth below is the name, age, and position of each of our executive officers as of the Record Date.

Name of Executive Officer	Age	Position
Stephen T. Winn	64	Chairman of the Board of Directors, Chief Executive Officer and Director
Timothy J. Barker	48	Chief Financial Officer and Treasurer
Dirk D. Wakeham	45	President
Margot Lebenberg	43	Executive Vice President, Chief Legal Officer and Secretary
Ashley Chaffin Glover	39	Executive Vice President, Multifamily Solutions
Jason D. Lindwall	40	Chief Operations Officer
See “Election of Directors” for additional information with respect to Mr. Winn.
Timothy J. Barker has served as our Chief Financial Officer and Treasurer since he joined us in October 2005. Prior to joining us, Mr. Barker served from March 2003 to September 2005 as Chief Financial Officer of etalk Corporation, a provider of enterprise class contact management performance solutions. From August 2000 to March 2003, Mr. Barker worked as an independent consultant and provided chief financial officer consulting services to public and private companies. From November 1995 to July 2000, Mr. Barker held various positions at F.Y.I. Incorporated (most recently known as SOURCECORP, Incorporated), a document and information outsourcing solution provider, including Executive Vice President and Chief Financial Officer. Mr. Barker received his B.B.A. in accounting from Texas Tech University and has been a Certified Public Accountant in the state of Texas since 1985.
Dirk D. Wakeham has served as our President since December 2009 and previously served as our Executive Vice President, Property Solutions, from January 2009 to November 2009 and our Senior Vice President, President, LeasingDesk Risk Mitigation Systems, from April 2007 to December 2008. Prior to joining us in April 2007, Mr. Wakeham was the Founder, President and Chief Executive Officer of Multifamily Internet Ventures, LLC, which he founded in 2001 and we acquired in April 2007. He also previously served as Senior Vice President at Western National Group, where he was responsible for the management and deployment of enterprise systems focused on the management and operation of a diverse multi-family portfolio. Mr. Wakeham received his B.A. in business administration from California State University, Fullerton.
Margot Lebenberg has served as our Executive Vice President, Chief Legal Officer and Secretary since May 2010. Since 1998, Ms. Lebenberg served as the founder and President of Living Mountain Capital L.L.C., a business advisory consulting firm specializing in corporate development, strategic alliances and restructurings. From June 2004 to August 2007, Ms. Lebenberg was Executive Vice President, General Counsel and Secretary at The Princeton Review, Inc. through its share issuance to Bain Capital Venture Investors, LLC. From February 2003 to March 2004, Ms. Lebenberg was Executive Vice President, General Counsel, Managing Director and Secretary at Soundview Technology Group, Inc. through its sale to The Charles Schwab Corporation. From November 2001 to January 2003, Ms. Lebenberg served as Vice President, Assistant General Counsel and Assistant Secretary of Cantor Fitzgerald and its affiliate eSpeed, Inc., which was acquired by BGC Partners, Inc. From May 1996 to July 2000, she was Senior Vice President, General Counsel and Secretary of F.Y.I. Incorporated (most recently known as SOURCECORP, Incorporated), a document and information outsourcing solution provider. Previously she was a business and finance attorney at Morgan, Lewis & Bockius LLP in New York City. Ms. Lebenberg received her B.A. in economics and history from SUNY Binghamton and her J.D. from Fordham University School of Law.

Ashley Chaffin Glover has served as our Executive Vice President, Multifamily Solutions since January 2010 and previously served as our Executive Vice President, Resident Solutions from April 2009 to January 2010 and as our Senior Vice President, President, Velocity Utility and Billing Services, from March 2005 until April 2009. From November 2004 through early March 2005, Ms. Chaffin Glover served us in a consulting capacity in conjunction with our acquisition of The Pleco Group, LLC. From August 1995 to July 1997 and again from August 1999 to July 2003, Ms. Chaffin Glover handled both international and domestic assignments for McKinsey & Company. Ms. Chaffin Glover received her B.S. in computer science from Southern Methodist University and her M.B.A. from Harvard University.
Jason D. Lindwall has served as our Chief Operations Officer since joining us in April 2008. Prior to joining us, Mr. Lindwall held various positions, including Chief Information Officer, at Aspen Square Management, Inc. from December 1993 to February 2008. Mr. Lindwall received his B.S. in business administration computer information systems from Western New England College.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis of compensation arrangements of our principal executive officer, principal financial officer and each of the next three most highly compensated executive officers, referred to as our named executive officers, for 2010 should be read together with the compensation tables and related disclosures that follow this discussion.
Compensation Philosophy and Objectives
Our philosophy is to provide compensation to each of our named executive officers that is commensurate with his or her position and experience, furnish incentives sufficient for the named executive officer to meet and exceed short-term and long-term corporate objectives as determined by our board of directors and align the named executive officers’ incentives with the long-term interests of our stockholders. Additionally, our executive compensation program is intended to provide significant motivation for each of our named executive officers to remain employed by us unless and until our board of directors finds that retention of the named executive officer is no longer in accord with our corporate objectives.
Based on this philosophy, the primary objectives of our board of directors and compensation committee with respect to executive compensation are to:
•	attract, retain and motivate skilled and knowledgeable executive talent;
•	ensure that executive compensation is aligned with our corporate strategies and business objectives; and
•	align the incentives of the named executive officers with the creation of value for stockholders.
To achieve these objectives, our compensation committee periodically evaluates our executive compensation program with the goal of establishing compensation at levels our compensation committee believes to be competitive with those of our competitive peer group companies and other companies in our geographical regions that compete with us for executive talent. Additionally, we design our executive compensation program to tie a portion of each named executive officer’s overall cash compensation to key strategic, financial and operational goals set by our board of directors.
Compensation Decision-Making Process
Our compensation committee is responsible for overseeing and approving our executive compensation program. Our compensation committee currently consists of four members. The current members of our compensation committee are Jason A. Wright, Alfred R. Berkeley, III, Richard M. Berkeley and Peter Gyenes. Mr. Gyenes has been appointed to serve as the Chairman of our compensation committee. Our board of directors has determined that each member of our compensation committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. For a discussion of the specific responsibilities of our compensation committee, see “Corporate Governance— Committees of the Board of Directors.”
Our Chief Executive Officer makes base salary, cash bonus and long-term incentive compensation recommendations to the compensation committee for each of our named executive officers based on his or her level of responsibility, performance and contribution to achieving our overall corporate objectives. Our compensation committee considers the Chief Executive Officer’s input but retains complete authority to approve all compensation related decisions for our named executive officers. Additionally, our Chief Executive Officer is not permitted to be present during deliberations or voting by the compensation committee regarding his performance goals, performance evaluation or compensation level and abstains from voting in sessions where our board of directors acts on the compensation committee’s recommendations regarding his compensation.
For purposes of determining compensation levels for our named executive officers, our compensation committee considers the recommendations of our Chief Executive Officer, our overall achievement of corporate objectives, the level of responsibility, performance and individual contributions of our named executive officers, each named executive officer’s equity ownership and the compensation committee members’ own experience in compensation-related matters. For purposes of evaluating compensation levels for 2010, our compensation committee also considered competitive market benchmarking data as described in “Executive Compensation — Competitive Positioning.” Based on these considerations, our compensation committee approved compensation packages for each of our named executive officers in 2010, the components of which are further described in “Executive Compensation — Compensation Components.”
In February 2010, our board of directors approved a new compensation committee charter in anticipation of our initial public offering, and our compensation committee approved 2010 salaries for our named executive officers and our 2010 Management Incentive Plan.
Competitive Positioning
Our compensation committee has the authority to engage outside consultants from time to time, as the committee sees fit, to conduct market reviews of our executive compensation program and philosophy in order to assess the competitiveness of our program. In the fourth quarter of 2010, our compensation committee engaged Pearl Meyer & Partners, a global human resources and financial services consulting firm, to conduct an independent market review of our executive compensation program. To analyze our executive compensation program, Pearl Meyer used public company proxy data and survey group data market references to compare our total compensation practices for our executives to those in our market:
•	Survey Group. Review regarding executive compensation in the technology industry, with median revenue and market capitalization size equal to $169,000,000 and $898,000,000, respectively, and
•	Select Peer Group. Publicly available data for a competitive peer group of 14 publicly traded companies of similar industry, revenue size and business model.
The Select Peer Group was developed in consultation between our compensation committee, our management team and Pearl Meyer and consisted of the following organizations:

Kenexa Corporation	athenahealth, Inc
Ultimate Software Group, Inc.	SuccessFactors, Inc.
Concur Technologies, Inc.	Constant Contact, Inc.
Taleo Corporation	DemandTec, Inc.
RightNow Technologies	Intralinks
NetSuite Inc.	Salesforce.com
Logmein	Vocus
Pearl Meyer benchmarked our 2010 executive compensation levels, including base salaries, performance-based cash bonuses and long-term equity incentive awards, to those of other executives in the Select Peer Group. The Pearl Meyer report indicated pay levels on average, total direct compensation is between 45th and 50th percentile (with variation by executive) based on the combination of target total cash at the 60th percentile and annual grant date long term incentives value at the 40th percentile.

Compensation Components
Base Salaries
Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our named executive officers. Base salaries for our named executive officers have typically been negotiated as a part of the employment agreements with our named executive officers at the outset of employment. However, from time to time, consistent with our executive compensation program objectives, base salaries for our named executive officers, together with other components of compensation, are evaluated for adjustment by our compensation committee based on an assessment of the overall achievement of corporate objectives, each named executive officer’s sustained performance and compensation trends in our industry. Each named executive officer’s employment agreement requires that his or her base salary be reviewed no less frequently than annually; however, none of our named executive officers has an employment agreement that provides for automatic or scheduled increases in base salary.
In December 2010, our compensation committee conducted a review of our executive compensation program for purposes of evaluating compensation levels for our executives for 2011. Based on the considerations described above in “Executive Compensation — Compensation Decision-Making Process,” our compensation committee approved base salary increases to be effective as of January 1, 2011 for each of our named executive officers. The percentage increase for each named executive officer was based on our compensation committee’s assessment of the various considerations described above. The table below shows base salaries for our named executive officers for 2010 and 2011.

		2010 Base	2011 Base
Named Executive Officer	Current Title	Salary(1)	Salary(2)	% Increase

Stephen T. Winn	Chief Executive Officer, Chairman of the Board	$400,000	$450,000	13%
Timothy J. Barker	Chief Financial Officer and Treasurer	350,000	360,000	3%
Dirk D. Wakeham	President	330,000	350,000	6%
Margot Lebenberg(3)	Executive Vice President, Chief Legal Officer and Secretary	315,000	340,000	8%
Ashley Chaffin Glover	Executive Vice President, Multifamily Solutions	320,000	340,000	6%

(1)	Reflects base salary at end of 2010.

(2)	Reflects base salary at beginning of 2011.

(3)	Ms. Lebenberg commenced her employment with us on May 12, 2010.
Performance-Based Cash Bonuses
Our named executive officers participate in our annual non-equity management incentive plan, or management incentive plan, along with our other senior managers. Our annual management incentive plan is intended to provide cash compensation to our named executive officers and senior managers for their contribution to the achievement of our strategic, operational and financial objectives. Our named executive officers earn amounts under our management incentive plan based on our achievement of financial performance objectives, including overall corporate revenue and adjusted EBITDA targets and product family specific revenue and profit targets for those participants of our management incentive plan that have direct responsibility over the operations specific to one of our product families, and an assessment of the named executive officer’s individual performance. Our compensation committee approves a management incentive plan each year that outlines overall corporate objectives for the fiscal year in addition to establishing guidelines for calculating management incentive plan bonuses in the event that performance objectives are partially achieved or exceeded.
A portion of our management incentive plan bonuses are typically paid out quarterly based on progression towards the annual achievement of performance objectives. The actual annual cash bonus paid to participants under our management incentive plan with respect to a particular fiscal year is adjusted at year end based on actual achievement of both financial and individual performance objectives.
The Management Incentive Plan for 2010, or the 2010 Management Incentive Plan, was approved by our compensation committee in February 2010 and revised in May 2010. The 2010 Management Incentive Plan target bonus for Mr. Winn is 100% of Mr. Winn’s base salary with a maximum bonus potential of 200% of Mr. Winn’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of Mr. Winn’s target bonus. The 2010 Management Incentive Plan target bonus for Ms. Chaffin Glover, Mr. Barker and Ms. Lebenberg is 50% of the named executive officer’s base salary with a maximum bonus potential of 200% of the named executive officer’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of the named executive officer’s target bonus. The 2010 Management Incentive Plan target bonus for Mr. Wakeham is 62.5% of Mr. Wakeham’s base salary with a maximum bonus potential of 200% of Mr. Wakeham’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of Mr. Wakeham’s target bonus. The performance metrics under the 2010 Management Incentive Plan are the same as the performance metrics under our 2009 Management Incentive Plan and include revenue and adjusted EBITDA targets and individual performance ratings. The compensation committee believes that the 2010 targets were challenging, but attainable, based on the increases in our revenue and adjusted EBITDA in 2009 relative to 2008 and will continue to align our named executive officers’ short-term incentives with the creation of long-term stockholder value. For each of Messrs. Winn, Barker and Lebenberg, the achievement of 2010 bonus targets for overall corporate revenue, overall corporate adjusted EBITDA and individual performance ratings are weighted 30%, 45% and 25%, respectively. We weighted the individual 2010 Management Incentive Plans more heavily toward achieving adjusted EBITDA over revenue targets for Messrs. Winn, Barker and Lebenberg because we believe that increases in adjusted EBITDA will drive our long-term success and result in greater opportunity for profit in the future. For Mr. Wakeham, the achievement of 2010 bonus targets for overall corporate revenue, overall corporate adjusted EBITDA and individual performance ratings are weighted 45%, 30% and 25%, respectively. For Ms. Chaffin Glover, the achievement of 2010 Management Incentive Plan bonus targets for revenue, adjusted EBITDA and individual performance ratings are weighted 50% (of which, 15% was based on overall corporate performance and 35% was based on the performance of operations under the named executive officers’ direct management), 25% (of which, 10% was based on overall corporate performance and 15% was based on the performance of operations under the named executive officers’ direct management) and 25%, respectively. We weighted the individual 2010 Management Incentive Plan for Mr. Wakeham and Ms. Chaffin Glover more heavily toward achieving revenue over adjusted EBITDA because we believe that the positions held by these named executive officers have more direct influence over revenue performance than our other named executive officers. Additionally, we weighted the performance of the operations under Ms. Chaffin Glover’s direct management over our overall corporate performance in order to motivate and incentivize Ms. Chaffin Glover to drive growth in operations under her direct management. Our compensation committee retains sole discretion to adjust targets and awards under the 2010 Management Incentive Plan based on (i) risk assessment inherent in the target and (ii) circumstances that were not anticipated when the targets were established.
The charts below set forth our 2010 Management Incentive Plan’s overall corporate internal revenue and adjusted EBITDA performance targets, the revenue and percentage of target revenue actually achieved and the adjusted EBITDA and percentage of target adjusted EBITDA actually achieved.

The following table summarizes the actual bonuses paid to our named executive officers pursuant to the 2010 Management Incentive Plan based on achievement of 2010 performance objectives as compared to each named executive officer’s target bonuses:

	2010		Actual Bonus as
	Target	Actual	a Percent of
Executive	Bonus ($)	Bonus ($)	Target Bonus

Stephen T. Winn	$400,000	$375,800	94%
Timothy J. Barker	175,000	208,163	119
Dirk D. Wakeham	206,250	168,197	82
Ashley Chaffin Glover	160,000	124,880	78
Margot Lebenberg(1)	100,188	119,693	119

(1)	Ms. Lebenberg’s MIP plan started May 12, 2010.
Equity Incentive Awards
Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers. Historically, our equity awards to our named executive officers have been in the form of stock options. Beginning in November 2010, our compensation committee began granting equity awards consisting of a combination of stock options and restricted stock awards. We believe that equity-based compensation provides our named executive officers with a direct interest in our long-term performance, creates an ownership culture and aligns the interests of our named executive officers and our stockholders.
Grants of stock option awards and awards of restricted stock, including those to our named executive officers, are all approved by our compensation committee and stock option awards are granted at an exercise price at or above the fair market value of our common stock on the date of grant. Consistent with the terms of our options granted to our other employees, options granted to our named executive officers typically vest over a four-year period in accordance with one of the following vesting schedules, subject to continued service through each applicable vesting date:
•	The stock option vests in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date; or
•	The stock option vests with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date. We anticipate using this vesting schedule as our standard vesting schedule for future option grants subject to the discretion of our compensation committee.
Consistent with the terms of our restricted stock awards granted to our other employees, restricted stock awards granted to our named executive officers provide for vesting in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to the discretion of our compensation committee.
We believe that the four-year vesting period of our stock option grants and restricted stock awards furthers our objective of executive retention as it provides an incentive to our executives to remain in our employ during the vesting period.
We typically make an initial stock option grant to new executives in connection with the commencement of his or her employment. Additionally, at the discretion of our board of directors and consistent with our executive compensation program objectives, our compensation committee typically evaluates and approves equity awards for our new employees quarterly and equity awards for our existing employees, including our named executive officers, annually, to re-establish or bolster incentives to retain our employees. The stock options we granted to our named executive officers in 2010 are set forth under “Executive Compensation — Grants of Plan-Based Awards.” On February 17, 2011, we approved awards of restricted stock of 50,000, 35,000, 20,000, 20,000 and 15,000 to Mr. Winn, Mr. Barker, Ms. Chaffin Glover, Mr. Wakeham and Ms. Lebenberg respectively that were granted on March 1, 2011. The restricted stock awards vest in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date. We also approved options to purchase 75,000, 52,500, 30,000, 30,000 and 22,500 shares of our common stock to Mr. Winn, Mr. Barker, Ms. Chaffin Glover, Mr. Wakeham and Ms. Lebenberg, respectively, that were granted on March 1, 2011 at an exercise price per share of $24.03. These stock options vest with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date. In determining the size of stock option grants to our named executive officers in 2010 and 2011, our compensation committee considered comparative equity ownership of executives employed by companies in our Select Peer Group, our overall achievement of corporate objectives, the applicable named executive officer’s achievement of individual performance objectives, the achievement of certain strategic initiatives, the amount of equity previously awarded to the named executive officer, the vesting of previous awards and the recommendations of our Chief Executive Officer.

Severance and Change in Control Benefits
Our employment agreements with our named executive officers provide for payments and other benefits in the event of termination of employment in certain circumstances. For a description of these payments and other benefits, see “Executive Compensation — Potential Payments on Termination or Change in Control.”
Our 1998 Stock Incentive Plan provides that stock options granted to a participant under our 1998 Stock Incentive Plan will become 100% vested on the participant’s death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code) unless the stock option agreement provides otherwise. Each of the outstanding stock options granted to our named executive officers has been granted under our 1998 Stock Incentive Plan and would be subject to this acceleration benefit in the event of the named executive officer’s death or disability. Our stock option and restricted stock award agreements with Mr. Winn, Mr. Barker and Ms. Lebenberg provide for accelerated vesting in connection with certain change in control transactions as further described under “Executive Compensation — Potential Payments on Termination or Change in Control.” Our compensation committee determined that it was appropriate to provide for payments and accelerated vesting for Mr. Winn, Mr. Barker and Ms. Lebenberg, but not our other named executive officers, in connection with certain change in control transactions because the positions of Chief Executive Officer, Chief Financial Officer and Chief Legal Officer are more likely to be affected by such a transaction than the positions held by our other named executive officers.
We believe that these severance arrangements help us to attract and retain key management talent in an industry where there is significant competition for management talent. We believe that entering into these agreements helps the named executive officers maintain continued focus and dedication to their assigned duties and maximizes stockholder value. The terms of these agreements were determined after review by our compensation committee of our retention goals for each named executive officer, as well as analysis of market data, similar agreements established by our Select Peer Group and applicable law.
Benefits and Other Compensation
We maintain broad-based employee benefit plans, which are provided to all eligible U.S.-based employees. These plans include a group medical program, a group dental program, life insurance, disability insurance, flexible spending accounts and a 401(k) savings plan. Other benefit programs offered to all full-time U.S.-based employees include programs for job-related educational assistance, an employee referral program, group term life insurance equivalent to 1.5 times an employee’s annual base salary up to a $600,000 maximum and an employee assistance program. All U.S.-based executives are eligible to participate in our employee benefit plans on the same basis as our other full-time employees, with the exception of the employee referral program, in which our named executive officers are ineligible to participate.
We believe these benefits are consistent with the benefits offered by companies with which we compete for employees and are necessary to attract and retain qualified employees.
Perquisites
We believe that cash and equity compensation are the two key components in attracting and retaining management talent and therefore do not generally provide any substantial perquisites to our named executive officers.
Commencing in June 2010, Mr. Winn also receives a limited number of additional benefits and perquisites to be used for tax, estate and financial planning assistance. The total pre-tax protected benefit for this purpose is limited to no more than $150,000 for 2010 and subsequent years.

Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for certain compensation in excess of $1.0 million per year paid by a publicly held company to its chief executive officer or any of its three other most highly paid executive officers (other than the company’s chief executive officer and chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a company before it was publicly held. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, to remain competitive with other employers, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers during our year ended December 31, 2010.

					Non-Equity
					Incentive
				Option	Plan	All Other
				Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(2)	($)(3)		Total ($)

Stephen T. Winn	2010	$400,000	—	—	$375,800	$154,025	(5)	$929,825
Chairman of the Board and Chief Executive Officer

Timothy J. Barker	2010	350,000	—	$649,250	208,163	3,775		1,211,188
Chief Financial Officer and Treasurer

Dirk D. Wakeham	2010	330,000	—	556,500	168,197	3,250		1,057,947
President

Margot Lebenberg(4)	2010	200,509	—	897,750	119,693	49,892	(6)	1,267,844
Executive Vice President, Chief Legal Officer and Secretary

Ashley Chaffin Glover	2010	320,000	—	417,375	124,880	3,675		865,930
Executive Vice President, Multifamily Solutions

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2010 for a discussion of assumptions made in determining the grant date fair value of our stock option awards.

(2)	Represents awards under our 2010 Management Incentive Plan. The material terms of these annual incentive awards are described in this section under “Compensation Discussion and Analysis — Compensation Components — Performance-Based Bonuses.”

(3)	Represents the amount of our matching contributions under our 401(k) savings plan unless additional forms of other compensation are also indicated in relevant footnotes to this table.

(4)	Ms. Lebenberg commenced her employment on May 12, 2010 as Executive Vice President, Chief Legal Officer and Secretary.

(5)	Consists of (i) $3,675 of our matching contributions under of 401(k) savings plan, (ii) $150,000 of reimbursable expenses for tax, estate and financial planning assistance, and (iii) $350 reimbursable club fees.

(6)	Consists of (i) $3,008 of our matching contributions under of 401(k) savings plan, (ii) $22,505 of relocation related expense reimbursements, (iii) $20,783 of relocation expenses paid to a third party relocation company and (iv) tax gross-up of $3,596 associated with taxable relocation related expenses.
Grants of Plan-Based Awards
The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2010 to our named executive officers:

					All Other Option
					Awards:
					Number of			Grant Date
		Estimated Future Payouts Under			Securities		Exercise or Base	Fair Value of
		Non-Equity Incentive Plan Awards ($)(1)			Underlying		Price of Option	Option
Name	Grant Date	Minimum	Target	Maximum	Options (#)		Awards ($/Sh)(2)	Awards ($)(3)

Stephen T. Winn	2/26/2010	—	$400,000	$800,000	—		—	—

Timothy J. Barker	2/23/2010	—	—	—	175,000	(4)	$7.50	$649,250
	2/26/2010	—	175,000	350,000	—		—	—

Dirk D. Wakeham	2/25/2010	—	—	—	150,000	(4)	7.50	556,500
	2/26/2010	—	206,250	412,500	—		—	—

Margot Lebenberg	5/12/2010	—	—	—	225,000	(4)	8.00	897,750
	5/12/2010	—	157,500	315,000	—		—	—

Ashley Chaffin Glover	2/26/2010	—	—	—	112,250	(4)	7.50	417,375
	2/26/2010	—	160,000	320,000	—		—	—

(1)	Represents awards under our Management Incentive Plan for fiscal 2010. The material terms of these annual incentive awards are discussed in this section under “Compensation Discussion and Analysis — Compensation Components — Performance-Based Bonuses.”

(2)	In determining the exercise price of options granted in 2010 prior to our initial public offering, our compensation committee retained an independent valuation firm to complete a contemporaneous common stock valuation using the probability-weighted expected return method, which involved analyzing future values under two possible outcomes and then probability-weighting those values. The exercise price of options granted subsequent to our initial public offering was based on the closing price of our common stock on the date of grant.

(3)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 8 of Notes to Consolidated Financial Statements for the year ended December 31, 2010 for a discussion of assumptions made in determining the grant date fair value of our stock option awards.

(4)	Stock option vests with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date.
Outstanding Equity Awards at December 31, 2010
The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2010:

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised Options	Option
	Options	That Have Not	Exercise	Option
Name	Exercisable (#)(1)	Vested (#)	Price ($)	Expiration Date
Stephen T. Winn	—	—	—	—
Chairman of the Board and Chief Executive Officer

Timothy J. Barker	125,000	—	$2.00	10/27/2015
Chief Financial Officer and Treasurer	50,000	—	2.50	12/15/2016
	51,557	23,443	7.00	2/28/2018
	54,684	70,316	6.00	2/26/2019
	26,250	148,750	7.50	2/25/2020

Dirk D. Wakeham	46,368	15,632	3.00	4/12/2017
President	51,557	23,443	7.00	2/28/2018
	43,750	56,250	6.00	2/26/2019
	22,500	127,500	7.50	2/25/2020

Margot Lebenberg	12,500	202,500	8.00	5/12/2020
Executive Vice President, Chief Legal Officer and Secretary

Ashley Chaffin Glover	32,500	—	2.00	3/3/2015
Executive Vice President, Multifamily Solutions	25,000	—	2.00	12/13/2015
	25,000	—	2.50	12/15/2016
	34,375	15,625	7.00	2/28/2018
	43,750	56,250	6.00	2/26/2019
	16,875	95,625	7.50	2/25/2020

(1)	The listed stock options were granted under our 1998 Stock Incentive Plan. Stock options with an expiration date prior to the year 2020 vest ratably over 16 quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to continued service through each applicable vesting date, and the stock options with an expiration date during the year 2020 vest with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and the remaining 25% of the on the first day of the next following calendar quarter, subject to continued service through each applicable date.
Option Exercises and Stock Vested
The following table sets forth information regarding stock option exercises of our named executive officers for the year ended December 31, 2010. The value realized upon exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options.

	Number of
	Shares Acquired	Value Realized on
Name	on Exercise	Exercise

Dirk D. Wakeham	63,000	$1,271,250

Margot Lebenberg	10,000	177,500

	Number of
	Shares Acquired	Value Realized on
Name	on Exercise	Exercise

Ashley Chaffin Glover	67,500	1,217,000
Pension Benefits and Nonqualified Deferred Compensation
We do not provide a pension plan for our employees and none of our named executive officers participated in a nonqualified deferred compensation plan during the year ended December 31, 2010.
Employment Agreements
The following descriptions of the terms of the employment agreements with our named executive officers are intended as a summary only and are qualified in their entirety by reference to the employment agreements filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC.
Stephen T. Winn
We entered into an employment agreement with Stephen T. Winn, our Chief Executive Officer and Chairman of the Board, on December 30, 2003. The employment agreement with Mr. Winn provides for a base salary at a rate not less than $265,000 per year until December 31, 2003 and thereafter at a rate not less than $275,000 per year with a target annual bonus of not less than 50% of his base salary and a potential maximum annual bonus of up to 100% of his base salary based on the achievement of performance criteria established by our compensation committee. Mr. Winn’s current base salary is $450,000 and target annual bonus is 100% of his annual base salary with a potential maximum annual bonus of up to 200% of his annual base salary.
Mr. Winn is entitled to four weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses including travel by private aircraft for business purposes of up to $150,000 per year. Additionally, we will make available to Mr. Winn all fringe benefits and perquisites that are made available to other senior executives. Mr. Winn also receives a limited number of additional benefits and perquisites described under “Executive Compensation — Compensation Components — Perquisites.” As part of his employment, Mr. Winn is entitled to payments upon termination of his employment in certain circumstances as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Stephen T. Winn.” Our employment agreement with Mr. Winn, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during his employment and for a three-year period following termination.
Timothy J. Barker
We entered into an employment agreement with Timothy J. Barker, our Chief Financial Officer and Treasurer, on October 31, 2005. On October 27, 2005, in accordance with the terms of his employment agreement, Mr. Barker was granted an option to purchase 250,000 shares of our common stock at an exercise price of $2.00. The stock option vests in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to continued service through each applicable date. We subsequently amended the employment agreement with Mr. Barker on January 1, 2010. As amended, the employment agreement with Mr. Barker provides for a base salary at a rate not less than $350,000 per year effective January 1, 2010. Under the terms of his amended employment agreement, Mr. Barker is eligible to receive a target annual bonus of 50% of his base salary and a potential maximum annual bonus of up to 100% of his base salary based on the achievement of performance criteria established by our compensation committee. Mr. Barker’s current base salary is $360,000 and target annual bonus is 62.5% of his annual base salary with a potential maximum annual bonus of up to 125% of his annual base salary. On February 25, 2010, in accordance with the terms of his amended employment agreement, Mr. Barker was granted an option to purchase 175,000 shares of our common stock at an exercise price of $7.50. The stock option vests with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to Mr. Barker’s continued service through each applicable date.
Mr. Barker is entitled to three weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we will make available to Mr. Barker all fringe benefits and perquisites that are made available to other senior executives. As part of his employment, Mr. Barker is also entitled to payments and other benefits upon termination of his employment in certain circumstances, and our stock option agreements with Mr. Barker provide for accelerated vesting in connection with certain change in control transactions, as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Timothy J. Barker.” Our amended employment agreement with Mr. Barker, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during his employment and for a one-year period following termination.
Dirk D. Wakeham
Multifamily Internet Ventures, LLC, which we acquired in April 2007, entered into an employment agreement with Dirk D. Wakeham, which was subsequently amended on April 12, 2007. Mr. Wakeham has served as our President since January 2010. As amended, the employment agreement with Mr. Wakeham provides for a base salary at a rate not less than $225,000 per year. Under the terms of his amended employment agreement, beginning in 2007, Mr. Wakeham is eligible to receive an annual bonus under the terms of our management incentive plan of 50% of his base salary for achievement of the management incentive plan at 100% and the potential to receive up to 100% of his base salary if the performance criteria stipulated in the management incentive plan is exceeded. Mr. Wakeham’s current base salary is $350,000 and target annual bonus is 75% of his annual base salary with a potential maximum annual bonus of up to 150% of his annual base salary. In addition, Mr. Wakeham received a one-time lump sum payment of $14,700 following the closing of our acquisition of Multifamily Internet Ventures, LLC, which amount represented the difference between the amount he was paid by Multifamily Internet Ventures, LLC, for the period from January 1, 2007 and April 12, 2007 and the amount he would have been paid during such period if he had been paid at the base salary specified in his employment agreement. On April 12, 2007, in accordance with the terms of his employment agreement, Mr. Wakeham was granted an option to purchase 125,000 shares of our common stock at an exercise price of $3.00. The stock option vests in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to continued service through each applicable date.
Mr. Wakeham is entitled to three weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we will make available to Mr. Wakeham all fringe benefits and perquisites that are made available to other senior executives. As part of his employment, Mr. Wakeham is also entitled to certain payments upon termination of his employment in certain circumstances as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Our Other Named Executive Officers.” Our employment agreement with Mr. Wakeham, among other things, also includes confidentiality provisions and non-interference and non-disparagement obligations during his employment and for a period of 24 months following termination.

Margot Lebenberg
We entered into an employment agreement with Margot Lebenberg, Executive Vice President, Chief Legal Officer and Secretary, on May 12, 2010. The employment agreement with Ms. Lebenberg provides for a base salary at a rate not less than $315,000 per year. Under the terms of her employment agreement, beginning in 2010, Ms. Lebenberg is eligible to receive an annual bonus under the terms of our management incentive plan of 50% of her base salary for achievement of the management incentive plan at 100% and the potential to receive up to 100% of her base salary if the performance criteria for this potential is achieved as set forth in management incentive plan. Ms. Lebenberg’s annual bonus opportunity under the 2010 Management Incentive Plan is subject to proration based on the actual number of days she is employed by us during the year. Ms. Lebenberg’s current base salary is $340,000 and target annual bonus is 50% of her annual base salary with a potential maximum annual bonus of up to 100% of her annual base salary. Ms. Lebenberg is guaranteed to receive a minimum of 50% of her target annual bonus for the 12 months commencing July 19, 2010. In addition, as of December 31, 2010, we had paid $46,884 for relocation expenses associated with Ms. Lebenberg’s relocation to Dallas, which includes (i) $22,505 of relocation related expense reimbursements, (ii) $20,783 of relocation expenses paid to a third party relocation company and (iii) tax gross-up of $3,596 associated with taxable relocation related expenses. Prior to her relocation to Dallas, Texas, we paid for temporary housing for Ms. Lebenberg’s use and reimbursed travel expenses for her and her household in accordance with our standard travel policy. We permitted Ms. Lebenberg to use our guaranteed purchase offer services for assistance in selling her home in New York, New York. Pursuant to this program, in June 2010, we paid approximately $0.9 million to an independent third-party relocation company, who in turn paid on our behalf $0.67 million in home equity proceeds to Ms. Lebenberg. In July 2010, we paid an additional $1.2 million to the independent third-party relocation company to acquire Ms. Lebenberg’s New York residence.
On May 12, 2010, in accordance with the terms of her employment agreement, Ms. Lebenberg was granted an option to purchase 225,000 shares of our common stock at an exercise price of $8.00. Such stock options vest with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date. Ms. Lebenberg is entitled to three weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs and policies made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we will make available Ms. Lebenberg all fringe benefits and perquisites that are made available to other senior executives. As part of her employment, Ms. Lebenberg is also entitled to payments and other benefits upon termination of her employment in certain circumstances, and our stock option agreements with Ms. Lebenberg provide for accelerated vesting in connection with certain change in control transactions, as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Margot Lebenberg.”
Ashley Chaffin Glover
We entered into an employment agreement with Ashley Chaffin Glover on March 3, 2005. Ms. Chaffin Glover has served as our Executive Vice President, Multifamily Solutions since January 2010. The employment agreement with Ms. Chaffin Glover provides for a base salary at a rate not less than $150,000 per year. Under the terms of her employment agreement, beginning in 2005, Ms. Chaffin Glover is eligible to receive a target annual bonus of 40% of her base salary and a potential maximum annual bonus of up to 80% of her base salary based on the achievement of performance criteria established by our compensation committee. Ms. Chaffin Glover’s annual bonus opportunity for 2005 was prorated for the portion of 2005 that she was employed by us. Ms. Chaffin Glover’s current base salary is $340,000 and target annual bonus is 50% of her annual base salary with a potential maximum annual bonus of up to 100% of her annual base salary. On March 3, 2005, in accordance with the terms of her employment agreement, Ms. Chaffin Glover was granted an option to purchase 100,000 shares of our common stock at an exercise price of $2.00. The stock option vests in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to continued service through each applicable date.
Ms. Chaffin Glover is entitled to three weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we will make available to Ms. Chaffin Glover all fringe benefits and perquisites that are made available to other senior executives. As part of her employment, Ms. Chaffin Glover is also entitled to certain payments upon termination of her employment in certain circumstances as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Our Other Named Executive Officers.” Our employment agreement with Ms. Chaffin Glover, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during her employment and for a one-year period following termination.
We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and the indemnification provisions included in our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. For further information, see “Executive Compensation — Limitations on Liability and Indemnification Matters.”
Potential Payments upon Termination or Change in Control
Our employment agreements with our named executive officers provide for payments in the event of termination of employment in certain circumstances, and our stock option agreements with Mr. Winn, Mr. Barker and Ms. Lebenberg provide for accelerated vesting in connection with certain change in control transactions. In addition, all outstanding stock options granted to our named executive officers would become 100% vested upon the named executive officer’s death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code) pursuant to the terms of our 1998 Stock Incentive Plan. The descriptions and tables that follow describe the payments and benefits that we would owe to each of our named executive officers, pursuant to the applicable employment and stock option and restricted stock award agreements with our named executive officers and our 1998 Stock Incentive Plan and 2010 Equity Incentive Plan, and are qualified in their entirety by reference to the relevant agreements and our 1998 Stock Incentive Plan and 2010 Equity Incentive Plan filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC.
Definition of “Cause”
Under the employment agreements with our named executive officers, “Cause” is generally defined as the occurrence of any of the following events:
•	conviction for criminal acts;
•	making a materially false statement to our auditors or legal counsel;
•	falsification of any corporate document or form;
•	any material breach by the named executive officer of his or her material obligations to us or of any published company policy;
•	any material breach by the named executive officer of the provisions of his or her employment agreement;
•	making a material misrepresentation of fact or omission to disclose material facts in relation to transactions occurring in our business and financial matters; and

•	continued performance of his or her duties in an incompetent, unprofessional, unsuccessful, insubordinate or negligent manner.
Pursuant to the terms of their employment agreements, certain of our named executive officers have the ability to cure one or more of the foregoing breaches prior to termination, generally within ten days after receipt of written notice of breach.
Definition of Good Reason
Under the terms of the employment agreements of our named executive officers, “Good Reason” is generally defined as any material failure on our part to comply with any of our material obligations under the employment agreement, which failure has not been cured within ten calendar days after written notice has been given to us. Additionally, the employment agreement with Mr. Winn further provides that our failure to continue his status as President and Chief Executive Officer or to accord him the powers, duties, reporting responsibilities and perquisites contemplated in his employment agreement shall constitute good reason.
Definition of Disability
Under our employment agreements with each of our named executive officers, we may terminate the named executive officer’s employment for “disability” if, as a result of the named executive officer’s incapacity due to physical or mental illness, he or she has been absent from his or her duties on a full-time basis for (i) a period of six consecutive months or (ii) for shorter periods aggregating six months during any 12-month period.
Arrangements with Stephen T. Winn
Pursuant to our employment agreement with Mr. Winn, in the event of his termination by reason of death or disability, Mr. Winn is entitled to receive salary continuation payments in an aggregate amount equal to 50% of his current salary in six equal monthly installments and a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation.
In addition, except in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, or cessation of our business in the ordinary course for any reason, if Mr. Winn’s employment is terminated by us without cause or by Mr. Winn for good reason, Mr. Winn is entitled to a lump sum payment equal to 150% of his annual base salary payable within five days of his termination and 100% of his target annual bonus for the year payable after the year end based on achievement of any criteria or conditions to payment that are contingent on our earnings or other financial performance for the year.
The award agreements related to our stock option grant and our restricted stock grant to Mr. Winn on March 1, 2011 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon a “change in control.” For purposes of Mr. Winn’s stock option and restricted stock award agreements, a “change in control” is defined to include the acquisition of more than 50% of the voting power of our stock, the replacement of a majority of our board of directors in any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before their election or appointment or acquisition, during any 12 month period, of assets from us having a total gross fair market value equal to or greater than 50% of the total gross fair market value of all of our assets prior to such acquisition or acquisitions.
Arrangements with Timothy J. Barker
Pursuant to our amended employment agreement with Mr. Barker, in the event of termination by reason of death or disability, by us without cause or by Mr. Barker for good reason, Mr. Barker is entitled to receive salary continuation payments in an aggregate amount equal to 50% of his current annual salary in six equal monthly installments and a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation as of the termination date. In the event such termination occurs within twelve months following the consummation of a “business combination transaction,” the salary continuation payments to Mr. Barker would be increased to an aggregate amount equal to 100% of his annual base salary payable in twelve equal monthly installments under the terms of his amended employment agreement. The salary continuation payments are conditioned upon Mr. Barker executing a full release and covenant not to sue on or before the thirtieth day following his termination.
Additionally, the stock option agreements related to our stock option grants to Mr. Barker on February 26, 2009, February 29, 2008, December 15, 2006 and October 27, 2005 provide that 100% of the unvested options subject to the agreements will fully vest upon a “business combination transaction.” The award agreements related to our stock option grant and our restricted stock grant to Mr. Barker on March 1, 2011 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon a “change in control.” The stock option agreement related to our stock option grant to Mr. Barker on February 25, 2010 provides that 50% of the unvested options subject to the agreement will fully vest upon a “business combination transaction” and 100% of the unvested options subject to the agreement will fully vest if Mr. Barker ceases to be a service provider for any reason other than for Cause (as defined in Mr. Barker’s amended employment agreement) within one year of the consummation of a “business combination transaction.”
For purposes of Mr. Barker’s amended employment agreement and stock option and restricted stock award agreements, a “business combination transaction” is defined to include our merger with or into another entity where we are not the surviving entity, our dissolution, the sale of all or substantially all our assets and the transfer of beneficial ownership representing 40% or more of the voting power of our then outstanding securities to a person or group other than Seren Capital, Ltd., Stephen T. Winn, affiliates of Stephen T. Winn and a trustee or other fiduciary holding securities under one of our employee benefit plans and a “change in control” is defined to include the acquisition of more than 50% of the voting power of our stock, the replacement of a majority of our board of directors in any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before their election or appointment or acquisition, during any 12 month period, of assets from us having a total gross fair market value equal to or greater than 50% of the total gross fair market value of all of our assets prior to such acquisition or acquisitions.
Arrangements with Margot Lebenberg
Pursuant to the terms of our employment agreement with Ms. Lebenberg, if Ms. Lebenberg’s employment is terminated by reason of her death or disability, by us without cause or by Ms. Lebenberg for good reason, we are obligated to pay her or her estate, as the case may be, (i) 18 equal monthly installments of an amount equal to one-twelfth of her base salary per installment if such termination occurs within 12 months of May 12, 2010, (ii) 12 equal monthly installments of an amount equal to one-twelfth of her base salary per installment if such termination occurs within the period that is more than 12 months and up to 24 months after May 12, 2010 or within 12 months of a business combination transaction, and (iii) six equal monthly installments of an amount equal to one-twelfth of her base salary per installment if such termination occurs more than 24 months after May 12, 2010, plus, in each case, a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation as of the termination date. The salary continuation payments are conditioned upon Ms. Lebenberg executing a full release and covenant not to sue on or before the thirtieth day following her termination. Our employment agreement with Ms. Lebenberg, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during her employment and for a period of six months following termination.
Our stock option agreement dated May 12, 2010 with Ms. Lebenberg provides for accelerated vesting in certain circumstances. In the event Ms. Lebenberg ceases to be a service provider other than for Cause (as defined in our employment agreement with Ms. Lebenberg dated May 12, 2010), then unvested options subject to the agreement in an amount equal to the difference between 50,000 and Ms. Lebenberg’s then current vested options under the agreement will vest on the date Ms. Lebenberg ceases to be a service provider. Additionally, 50% of the unvested options subject to the agreement will fully vest upon a “business combination transaction” (as defined in our 1998 Stock Incentive Plan) and 100% of the unvested options subject to the agreement will fully vest if Ms. Lebenberg ceases to be a service provider for any reason other than for Cause (as defined in our employment agreement with Ms. Lebenberg) within one year of the consummation of a “business combination transaction.” The award agreements related to our stock option grant and our restricted stock grant to Ms. Lebenberg on March 1, 2011 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon a “change in control.”
For purposes of Ms. Lebenberg’s stock option and restricted stock award agreements, a “business combination transaction” is defined to include our merger with or into another entity where we are not the surviving entity, our dissolution, the sale of all or substantially all our assets and the transfer of beneficial ownership representing 40% or more of the voting power of our then outstanding securities to a person or group other than Seren Capital, Ltd., Stephen T. Winn, affiliates of Stephen T. Winn and a trustee or other fiduciary holding securities under one of our employee benefit plans and a “change in control” is defined to include the acquisition of more than 50% of the voting power of our stock, the replacement of a majority of our board of directors in any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before their election or appointment or acquisition, during any 12 month period, of assets from us having a total gross fair market value equal to or greater than 50% of the total gross fair market value of all of our assets prior to such acquisition or acquisitions.
Arrangements with Our Other Named Executive Officers
Pursuant to our employment agreements with each of Ms. Chaffin Glover and Mr. Wakeham, in the event of termination by reason of death or disability, by us without cause or by the named executive officer for good reason, each of these named executive officers is entitled to receive salary continuation payments in an aggregate amount equal to 50% of their current annual salary and a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation as of the termination date. The salary continuation payments to Ms. Chaffin Glover are payable in twelve equal monthly installments at an amount per installment equal to one twenty-fourth of Ms. Chaffin Glover’s current annual salary. The salary continuation payments to Mr. Wakeham are payable in six equal monthly installments at an amount per installment equal to one-twelfth of the named executive officer’s current annual salary. The salary continuation payments are conditioned upon the named executive officer executing a full release and covenant not to sue on or before the thirtieth day following termination.
The following table provides the total dollar value of the compensation that would be paid to each of our named executive officers assuming a change in control or the termination of his or her employment in certain defined circumstances on December 31, 2010, pursuant to the arrangements described above:

							Termination on
							Death or
							Disability or
							Without Cause
							or Good Reason
				Termination			Within
				without			12 Months of a
Named		Termination		Cause or for		Business	Business
Executive		on Death or		Good		Combination	Combination
Officer	Compensation	Disability		Reason		Transaction	Transaction

Stephen T. Winn	Severance Payment	—		$600,000	(1)	—	—
	Salary Continuation	$200,000	(3)	—		—	—
	Bonus	—		375,800	(1),(2)	—	—

	Total	$200,000		$975,800		—	—

								Termination on
								Death or
								Disability or
								Without Cause
								or Good Reason
				Termination				Within
				without				12 Months of a
Named		Termination		Cause or for		Business		Business
Executive		on Death or		Good		Combination		Combination
Officer	Compensation	Disability		Reason		Transaction		Transaction

Timothy J. Barker	Salary Continuation	$175,000	(3)	$175,000	(3)	—		$350,000	(6)
	Option Acceleration	5,799,181	(4)	—		$4,056,575	(5),(6)	5,799,181	(5),(6)

	Total	$5,974,181		$175,000		4,056,575		$6,149,181

Dirk D. Wakeham	Salary Continuation	$165,000	(3)	$165,000	(3)	—		—
	Option Acceleration	5,387,230	(4)	—		—		—

	Total	$5,552,230		$165,000		—		—

Margot Lebenberg	Salary Continuation	$472,500	(3)	$472,500	(3)	—		315,000	(6)
	Option Acceleration	4,643,325	(4)	630,575		2,321,663	(5),(6)	4,643,325	(5),(6)

	Total	$5,115,825		$1,103,075		$2,321,663		$4,958,325

Ashley Chaffin Glover	Salary Continuation	$160,000	(3)	$160,000	(3)	—		—
	Option Acceleration	4,016,713	(4)			—		—

	Total	$4,176,713		$160,000		—		—

(1)	Amount would not be paid in the event of Mr. Winn’s termination in connection with our liquidation, dissolution or winding up, whether voluntary or involuntary, or cessation of our business in the ordinary course for any reason.

(2)	Value represents target bonus for Mr. Winn for 2010. Subject to achievement of any criteria or conditions to the payment of Mr. Winn’s target bonus which are contingent on our earnings or other financial performance for the year.

(3)	Amount of salary continuation payment if termination is not within twelve months following the consummation of a business combination transaction.

(4)	Value represents the gain our named executive officers would receive, calculated as the positive difference between our stock price on December 31, 2010 and the exercise price of the named executive officer’s unvested options subject to acceleration upon the named executive officer’s death or disability pursuant to our 1998 Stock Incentive Plan. On December 31, 2010, our stock price was $30.93.

(5)	Value represents the gain Mr. Barker and Ms. Lebenberg would receive, calculated as the positive difference between our stock price on December 31, 2010 and the exercise price of Mr. Barker’s and Ms. Lebenberg’s unvested options subject to acceleration upon a business combination transaction pursuant to the terms of certain of his stock option agreements with us. On December 31, 2010, our stock price was $30.93.

(6)	Amount reflects payments that would have been made pursuant to Mr. Barker’s employment agreement, as amended on January 1, 2010, if the amended employment agreement had been in effect on December 31, 2010 in order to provide meaningful, current information. Amount reflects payments that would have been made pursuant to Ms. Lebenberg’s employment agreement.

(7)	Amount reflects payments that would have been made pursuant to Ms. Lebenberg’s employment agreement. Value represents the gain Ms. Lebenberg would receive upon termination and is calculated unvested options in an amount equal to the difference between 50,000 and Ms. Lebenberg’s current vested options.
Employee Benefit Plans
Amended and Restated 1998 Stock Incentive Plan
Our Amended and Restated 1998 Stock Incentive Plan, or our 1998 Stock Incentive Plan, was first adopted by our board of directors on November 24, 1998 and approved by our stockholders on November 24, 1998. Our 1998 Stock Incentive Plan provided for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code to our employees and any parent and subsidiary corporations’ employees, and for the grant of non-qualified stock options, stock appreciation rights, restricted stock and performance units to our employees and consultants and any parent and subsidiary corporations’ employees and consultants.
In February 2010, our board of directors terminated our ability to make grants under our 1998 Stock Incentive Plan effective upon the closing of our initial public offering. However, our 1998 Stock Incentive Plan continues to govern the terms and conditions of all outstanding equity awards granted under our 1998 Stock Incentive Plan. As of December 31, 2010, options to purchase 9,131,494 shares of common stock were outstanding.
Our compensation committee administers our 1998 Stock Incentive Plan. Under our 1998 Stock Incentive Plan, our compensation committee has the power to determine the terms of the awards, including the employees and consultants who will receive awards, the exercise price, the number of shares subject to each award, the vesting schedule and exercisability of awards and the manner of payment of the exercise price of the award. The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be increased or reduced, outstanding awards may be surrendered or cancelled in exchange for awards with a higher or lower exercise price, or outstanding awards may be transferred to a third party.
Upon termination of service, an optionholder’s unvested options lapse and the optionholder may exercise his or her option for the period of time stated in the option agreement, or if not so stated, for 30 days following termination in the case of an employee holding options granted before February 22, 2008, for 90 days following termination in the case of an employee holding options granted on or after February 22, 2008 and for 30 days following termination in the case of a consultant holding options. If termination of an employee is due to disability or death, the option will become 100% vested and will remain exercisable for 12 months after the date of such employee’s death or disability, but in no event later than the term of the option. Notwithstanding the foregoing, awards may provide for more restrictive periods of exercise or for forfeiture of awards or cash or common stock received pursuant to awards if an employee is terminated for cause or commits enumerated actions harmful to our interests within one year following a voluntary termination.
Unless our compensation committee determines otherwise, shares subject to restricted stock grants that are still subject to forfeiture restrictions upon termination of the purchaser’s service with us are automatically forfeited. However, unless provided otherwise in the agreement relating to a restricted stock grant, forfeiture restrictions shall lapse with respect to restricted stock grants made to an employee upon such employee’s death, disability, or retirement from active employment at or after age 65.
Our 1998 Stock Incentive Plan provides that upon the occurrence of a “business combination transaction,” each option, stock appreciation right and performance unit will terminate upon the effective date of such transaction (provided that holders of vested stock appreciation rights will receive cash equal to the amount they would have received upon exercise of the vested right and holders of performance units will receive the prorated value of such unit as if all applicable performance objectives had been met) and all forfeiture restrictions applicable to restricted stock grants shall continue in full force and effect, unless otherwise provided in the agreement relating to an award or unless the provision of substitute securities of another corporation is made in connection with the transaction. Our 1998 Stock Incentive Plan defines “business combination transactions” to include our merger with or into another corporation, our dissolution, the sale of substantially all of our assets and the transfer of beneficial ownership of securities representing 40% or more of the voting power of our then outstanding securities to a person or group other than Seren Capital, Ltd., Stephen T. Winn, affiliates of Stephen T. Winn and a trustee or other fiduciary holding securities under one of our employee benefit plans.
2010 Equity Incentive Plan
Our board of directors adopted our 2010 Equity Incentive Plan on February 26, 2010 to be effective upon completion of our initial public offering subject to the approval of our stockholders. Our stockholders approved the 2010 Equity Incentive Plan on July 22, 2010 and our 2010 Equity Incentive Plan became effective on August 17, 2010. Our 2010 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.
At December 31, 2010, options to purchase 9,131,494 shares of our common stock were outstanding and 2,070,939 shares of common stock were reserved for issuance under our 2010 Equity Incentive Plan (including an aggregate of 570,632 shares of common stock which were reserved for future issuance under our 1998 Stock Incentive Plan and were added to the shares reserved under our 2010 Equity Incentive Plan upon its effectiveness or were subject to the stock options or similar awards under the 1998 Stock Incentive Plan that expired or otherwise terminated after the 2010 Equity Incentive Plan became effective). The total number of shares of our common stock reserved under our 2010 Equity Incentive Plan will be increased by any shares subject to stock options or similar awards granted under the 1998 Stock Incentive Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 1998 Stock Incentive Plan that are forfeited to or repurchased by us up to a maximum of 10,126,314 shares including the 570,632 shares referenced above. In addition, our 2010 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with our 2011 fiscal year, equal to the lesser of:
•	10,000,000 shares of our common stock;
•	5.0% of our outstanding shares on the last day of the immediately preceding fiscal year, on a fully-diluted basis; or
•	such other amount as our board of directors may determine.
If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance shares or performance units, is forfeited to or repurchased by us, the unpurchased shares (or for awards other than options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under our 2010 Equity Incentive Plan. Upon exercise of a stock appreciation right settled in shares, only shares actually issued pursuant to the stock appreciation right will cease to be available under our 2010 Equity Incentive Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under our 2010 Equity Incentive Plan. Shares that have actually been issued under our 2010 Equity Incentive Plan under any award will not be returned to our 2010 Equity Incentive Plan and will not become available for future distribution under our 2010 Equity Incentive Plan; provided, however, that if shares of restricted stock, restricted stock units, performance shares or performance units are repurchased by us or are forfeited to us, such shares will become available for future grant under our 2010

Equity Incentive Plan. To the extent an award is paid out in cash rather than stock, such cash payment will not reduce the number of shares available for issuance under our 2010 Equity Incentive Plan.
If we declare a dividend or other distribution or engage in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting our shares, the administrator will adjust the (i) number and class of shares available for issuance under our 2010 Equity Incentive Plan, (ii) number, class and price of shares subject to outstanding awards, and (iii) specified per-person limits on awards to reflect the change.
Our compensation committee administers our 2010 Equity Incentive Plan. To the extent the administrator determines it desirable to qualify awards granted under our 2010 Equity Incentive Plan as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The administrator has the power to select the employees, consultants and directors who will receive awards, to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be increased or reduced, outstanding awards may be surrendered or cancelled in exchange for awards with a higher or lower exercise price, or outstanding awards may be transferred to a third party. The administrator may provide that awards (whether vested or unvested) will terminate immediately upon termination of service or that the grantee will be required to forfeit shares or cash acquired upon exercise or vesting of awards, in the event of termination for “cause” (as defined in the award agreement) or if during a specified period following termination, the award holder engages in certain enumerated acts harmful to our interests.
The exercise price of options granted under our 2010 Equity Incentive Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock as of the grant date, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the terms of all other options.
After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for three months. However, an option generally may not be exercised later than the expiration of its term.
Stock appreciation rights may be granted under our 2010 Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. The exercise price of stock appreciation rights granted under our 2010 Equity Incentive Plan must at least be equal to 100% of the fair market value of our common stock on the date of grant. Stock appreciation rights expire under the same rules that apply to stock options.
Restricted stock may be granted under our 2010 Equity Incentive Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any service provider. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.
Our 2010 Equity Incentive Plan provides for an automatic grant to outside directors of a nondiscretionary award of restricted stock on April 1 of each year, beginning in 2011, equal to $100,000 in value on the grant date (rounded up to the nearest whole share). This automatic restricted stock award will be issued for no cash consideration and will be forfeited and automatically transferred to and reacquired by us at no cost if the director ceases services as a member of our board of directors. This forfeiture provision will lapse as to 6.25% of the award on the first day of each calendar quarter for 16 consecutive calendar quarters beginning on first day of the calendar quarter immediately following the date of grant.
Restricted stock units may be granted under our 2010 Equity Incentive Plan. Restricted stock units are awards that will result in a payment to a participant at the end of a specified period only if performance goals established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, restrictions and conditions to payment it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals, on the continuation of service or employment or any other basis determined by the administrator. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash or with shares of our common stock, or a combination thereof.
Performance units and performance shares may be granted under our 2010 Equity Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the administrator.
Unless the administrator provides otherwise, our 2010 Equity Incentive Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. In addition, the administrator may grant awards providing for the forfeiture of the award and/or the forfeiture of the underlying shares or proceeds from the sale of such shares received by the recipient under such award if the recipient voluntarily terminates his or her service relationship with us and, within a specified period thereafter, engages in certain actions that are in competition with or harmful to our interests, or the recipient is terminated by us for cause.
Our 2010 Equity Incentive Plan provides that in the event of our change in control, as defined in the 2010 Equity Incentive Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The administrator is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse, all awards with performance-based vesting will have all performance goals deemed achieved at 100% of target levels and all other terms and conditions met and the awards will become fully exercisable. The administrator will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award. The option or stock appreciation right will terminate upon the expiration of the period of time the administrator provides in the notice. In the event the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights that are not assumed or substituted in the change in control will fully vest and become immediately exercisable, all restrictions on restricted stock will lapse and all performance goals or other vesting requirements for performance shares and units will be deemed achieved and all other terms and conditions met.

Our 2010 Equity Incentive Plan will automatically terminate in 2020, unless we terminate it sooner. In addition, our board of directors has the authority to amend, alter, suspend or terminate the 2010 Equity Incentive Plan provided such action does not impair the rights of any participant without the written consent of such participant.
401(k) Retirement Plan
We maintain a 401(k) plan which covers substantially all of our employees. The 401(k) plan is an essential part of the retirement package needed to attract and retain employees in our industry. The 401(k) plan permits employees to contribute a portion of their compensation to the plan on a pre-tax basis, up to a 2010 statutory limit of $16,500. For employees 50 years of age or older, an additional catch-up contribution of $5,500 is allowable. We may provide a matching contribution, the amount of which is determined at our discretion. For 401(k) contributions made in calendar 2010, we matched an amount equal to 25% of each participant’s elective deferral, up to 6% of a participant’s compensation.
Limitations on Liability and Indemnification Matters
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	any transaction from which the director derived an improper personal benefit.
Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions of our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

COMPENSATION COMMITTEE REPORT*
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) (the “CD&A”) with management and based upon such review and discussion, the Compensation Committee recommended to the board of directors that the CD&A be included in the Company’s Proxy Statement.

Respectfully Submitted,

Peter Gyenes, Chairman
Alfred R. Berkeley, III
Jason A. Wright
Richard M. Berkeley

*	The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this Compensation Committee Report by express reference therein.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied except that APAX Excelsior VI, LP, APAX Excelsior VI-A C.V., APAX Excelsior VI-B C.V. and Patricof Private Investment Club III, L.P. each filed a Form 3 pertaining to a single transaction after the filing deadline applicable to such transactions.
EQUITY COMPENSATION PLANS INFORMATION
The number of shares issuable upon exercise of outstanding options and the number of shares issued pursuant to restricted stock awards granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance, under our equity compensation plans as of December 31, 2010 are summarized in the following table:

Number of
shares issued
	pursuant to				Number of
	restricted stock		Weighted-		shares
	awards or to be		average		remaining for
	issued upon		exercise		future issuance
	exercise of		price of		under equity
	outstanding		outstanding		compensation
Plan category	options		options		plans

Equity compensation plans approved by stockholders	10,178,367	(1)	$6.05	(2)	2,070,939	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	10,178,367		$6.05		2,070,939

(1)	Includes 9,131,494 shares to be issued upon exercise of outstanding options and 1,046,873 shares issued as restricted stock awards.

(2)	Does not include time-based or performance-based restricted stock awards.

(3)	Includes 2,070,939 shares available for future issuance under our 2010 Equity Incentive Plan.

PROPOSAL TWO:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee appointed the firm of Ernst & Young LLP (“E&Y) as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Our audit committee is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of E&Y, which has served as our independent registered public accounting firm since December 2004.
In the event the stockholders fail to ratify the appointment, our audit committee will reconsider its selection. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of the Company and our stockholders.
A representative of E&Y is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.
Audit Fees
The aggregate fees billed for professional services rendered for the audits of our annual consolidated financial statements for the fiscal years ended December 31, 2010 and 2009, for the reviews of the consolidated financial statements for those fiscal years, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings were approximately $1,074,000 and $1,121,000, respectively.
Audit-Related Fees
The aggregate fees billed for assurance and other related services, such as consultations concerning financial accounting and reporting matters and due diligence related to acquisitions were $40,000 and $130,000 in 2010 and 2009, respectively.
Tax Fees
The aggregate fees billed for professional tax services rendered for 2010 and 2009 were approximately $69,000 and $98,000, respectively. Included in the foregoing tax fees are such services as tax compliance, tax advice and tax planning.
All Other Fees
There were no fees billed for other services for 2010 or 2009.
The charter of our audit committee provides that the audit committee shall appoint, compensate, retain and oversee our independent registered public accounting firm. Our audit committee has selected E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2011.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
Our audit committee’s policy is to pre-approve all services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Our audit committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to our audit committee regarding the extent of services provided by such firm in accordance with such pre-approval. Our audit committee may also delegate pre-approval authority to one of its members. Such member(s) must report any decisions to our audit committee at the next scheduled meeting.
E&Y has not received approval to perform any “prohibited activities” as such term is defined in Section 201 of the Sarbanes Oxley Act of 2002. During 2010, our audit committee approved in advance all audit, audit-related, and tax services to be provided by E&Y.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF E&Y AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE*
The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Alfred R. Berkeley, III, Chairman, Jason A. Wright and Peter Gyenes. All members of the Audit Committee meet the independence standards of Rule 5605(a)(2) of the NASDAQ listing standards.
Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting and managements’ assessment of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee schedules its meetings and conference calls with a view to ensuring it devotes appropriate attention to all of its tasks. The Audit Committee met seven times during fiscal 2010 to carry out its responsibilities. The Audit Committee regularly meets privately with the Company’s independent registered public accounting firm, internal audit personnel, and management, each of whom has unrestricted access to the Audit Committee. The Audit Committee evaluated the performance of the items enumerated in the Audit Committee Charter.
As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm the Company’s quarterly and audited fiscal year financial statements, including a review of the Company’s Annual Report on Form 10-K. The Audit Committee also reviewed and approved the independent registered public accounting firm’s work plan, audit fees, and all non-audit services performed by the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.
The Audit Committee has also received the written disclosures from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm. The Audit Committee has implemented a procedure to monitor the independence of the Company’s independent registered public accounting firm.
Based upon the Audit Committee’s discussion with management and Ernst & Young LLP and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC.

AUDIT COMMITTEE

Alfred R. Berkeley, III, Chairman
Jason A. Wright
Peter Gyenes

*	The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report of the Audit Committee by express reference therein.

PROPOSAL THREE:
APPROVAL OF EXECUTIVE COMPENSATION
The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules (commonly referred to as a “Say-on-Pay”).
As described under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both RP’s performance and individual performance.
Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 24, which discusses how our executive compensation policies implement our compensation philosophy, and the “Executive Compensation” section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our named executive officers, for additional details about our executive compensation programs, including information about fiscal 2010 compensation of our named executive officers. Our compensation committee and our board of directors believe that these policies are effective in implementing our compensation philosophy and in achieving its goals.
We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.
The Say-on-Pay vote is advisory, and therefore not binding on the Company, our compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.
Recommendation of Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM, AS DESCRIBED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” AND “EXECUTIVE COMPENSATION” SECTIONS OF THIS PROXY STATEMENT.

PROPOSAL FOUR:
APPROVAL OF FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION
In connection with Proposal Four, the Dodd-Frank Act also requires that we include in this proxy statement a separate advisory (non-binding) stockholder vote to advise on how frequently we should seek a Say-on-Pay vote. By voting on this Proposal Four, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.
Because our compensation programs include both short and long-term components, our Board of Directors believes that Say-on-Pay votes should be conducted every three years. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting. Under SEC rules, we will be required to permit our stockholders to vote on the frequency of the Say-on-Pay vote at least once every six years.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE ON PROPOSAL FOUR TO HOLD SAY-ON-PAY VOTES EVERY THREE YEARS (AS OPPOSED TO EVERY YEAR OR EVERY TWO YEARS).

OTHER MATTERS
The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our board of directors may recommend.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Margot Lebenberg
Margot Lebenberg
Executive Vice President, Chief Legal Officer
and Secretary
Carrollton, Texas
April 25, 2011

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1 a.m., Central Time, on June 1, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/RP • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3. Proposal 4 — The Board recommends a vote for EVERY 3 YEARS

1.	Election of Directors:	For	Withhold		For	Withhold	+

	01 - Alfred R. Berkeley, III	☐	☐	02 - Peter Gyenes	☐	☐

			For	Against	Abstain			For	Against	Abstain

2.	Proposal to ratify Ernst & Young as the Company’s independent public accounting firm for 2011.		☐	☐	☐	3.	Say on Pay - An advisory (non-binding) vote on the approval of executive compensation.	☐	☐	☐

		1 Yr	2 Yrs	3 Yrs	Abstain

4.	Say When on Pay - An advisory (non-binding) vote on the approval of the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2011 Annual Meeting Admission Ticket

2011 Annual Meeting of
RealPage, Inc. Shareholders

Wednesday, June 1, 2011 at 10:00 a.m. Local Time
4000 International Parkway
Carrollton, TX 75007
Upon arrival, please present this admission ticket
and photo identification at the registration desk.
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — RealPage, Inc.

Notice of 2011 Annual Meeting of Shareholders
4000 International Parkway, Carrollton TX 75007
Proxy Solicited by Board of Directors for Annual Meeting — June 1, 2011
Margot Lebenberg, Timothy J. Barker, Stephen T. Winn, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of RealPage, Inc. to be held on June 1, 2011 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Alfred R. Berkeley, III and Peter Gyenes, FOR Proposals 2 and 3 and Every 3 YRS for Proposal 4.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)